                                   EXHIBIT D

                         CONSENT SOLICITATION STATEMENT

                     CONAM REALTY PENSION INVESTORS, L.P.
                             1764 SAN DIEGO AVENUE
                       SAN DIEGO, CALIFORNIA 92110-1906

November [    ], 1998

Dear Limited Partner,

  We are writing to inform you of an opportunity to liquidate your investment in ConAm Realty Pension Investors, L.P. (the "Partnership") through the sale of the remaining property (the "Property") of the Partnership for $5,800,000 to a Delaware limited liability company (the "Purchaser") to be formed if the sale is approved by the Limited Partners. Shortly after the sale of the Property, it is anticipated that the Partnership would be liquidated and net proceeds from the sale, together with certain cash from operations, would be distributed to the Limited Partners in accordance with their respective interests in the Partnership. Two pension funds advised by Lend Lease Real Estate Investments, Inc. ("Lend Lease"), which is unaffiliated with the General Partner, will each own a 45.5% interest in the Purchaser, and ConAm DOC Affiliates LLC, an affiliate of the General Partner, will own a 9% interest in the Purchaser. In addition, ConAm Management Corporation, an affiliate of the General Partner which will not be a member of the Purchaser, will act as the initial property manager for the Purchaser if the sale is approved. See "THE PROPOSALS--The Purchaser" in the enclosed Consent Solicitation Statement.

  The accompanying materials discuss the proposed sale and certain related matters in detail, but we would like to summarize our reasons for recommending that you consent to the sale.

  . The General Partner believes that current market conditions are favorable for the sale of the Property.

  . If the sale is consummated, aggregate distributions to the Limited Partners following the sale, including a distribution in respect of the sale and a final distribution upon the anticipated liquidation of the Partnership, are estimated to be $68.14 per Unit. This compares favorably with a price of $40 per Unit offered in a recent tender offer made by a party unaffiliated with the General Partner. See "MARKET FOR THE UNITS" in the enclosed Consent Solicitation Statement.

  . The purchase price for the Property is greater than the value of the Property set forth in an appraisal of the Property commissioned by the prospective lender for the Purchaser and greater than that offered by two other prospective purchasers. See "THE PROPOSALS--Background of the Sale" in the enclosed Consent Solicitation Statement.

  . The sale of the Property will permit the Partnership to liquidate, thus eliminating (i) the fixed costs associated with maintaining a public limited partnership and (ii) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

  . The Partnership expects to recognize a tax loss from the sale of the Property. The Partnership estimates that this tax loss will equal approximately $0.71 per Unit. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  Following for your consideration are some potential disadvantages to the sale of the Property:

  . An affiliate of the General Partner will own a 9% interest in the Purchaser in consideration of a pro rata cash contribution to the Purchaser, and the General Partner will have other relationships with the Purchaser. See "THE PROPOSALS--The Purchaser."

  . The purchase price for the Property is less than the fair market value of the Property set forth in an independent, annual appraisal of the Property made in the ordinary course of the Partnership's business. See "SPECIAL FACTORS--Independent Appraisal" and "THE PROPOSALS--Background of the Sale" in the enclosed Consent Solicitation Statement.

  . The General Partner negotiated the terms of the sale with Lend Lease, including the consideration to be received.

  . The Partnership will not benefit from possible improvements in economic and market conditions, if any, which might be expected to produce increased cash flow and potentially enhance the sales price of the Property.

  . Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the sale.

  Under the terms of the Partnership Agreement, the sale at one time of all or substantially all of the Partnership's assets except in the ordinary course of the Partnership's business requires the approval of a majority in interest of the Limited Partners. In addition, certain affiliated transactions between the General Partner and the Partnership are prohibited. Because the Purchaser may be deemed to be an "affiliate" of the General Partner (under the Partnership Agreement), the General Partner is also seeking to amend the Partnership Agreement to permit such a sale, which requires the approval of a majority in interest of the Limited Partners.

  The accompanying materials contain a complete discussion of the purchase price under the heading "SPECIAL FACTORS--Fairness of the Sale," together with a discussion of all of the disadvantages and conflicts of interest arising in connection with the sale under the heading "THE PROPOSALS--Conflicts of Interest of the General Partner."

  We have considered several alternatives to this transaction. After carefully weighing the facts and circumstances associated with the transaction as well as with alternative courses of action, we have concluded that the proposed sale of the Property is the best alternative for the Limited Partners. Our conclusions are set forth in the section of the Consent Solicitation Statement entitled "SPECIAL FACTORS--Alternatives Considered to the Sale." It is anticipated that distributions to the Limited Partners of net proceeds from the sale, together with certain cash from operations, will occur within 30 days after the closing date of the sale.

  If the Limited Partners fail to approve the sale and the amendment, the Partnership will attempt to obtain financing for the Property and utilize the loan proceeds to implement certain capital improvements, establish reserves for future capital improvements and make a tax-deferred distribution to the Limited Partners. This course of action would enable the Partnership to take advantage of future appreciation, if any, in the value of the Property, but could also increase the risk of loss of the Property because of debt service and might adversely affect the timing and amount of future distributions to Limited Partners. See "THE PROPOSALS--Failure to Approve the Sale."

  YOU ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT IN ITS ENTIRETY. WE REQUEST THAT YOU APPROVE THE SALE AND THE AMENDMENT BY SIGNING AND RETURNING THE ENCLOSED CONSENT CARD IN THE ACCOMPANYING POSTAGE-PAID
ENVELOPE PRIOR TO [    ], 1998. YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE
THE ENCLOSED CONSENT AND RETURN IT IMMEDIATELY SO THAT YOUR VOTE CAN BE
COUNTED.

  If you have questions regarding the proposed sale or need assistance in completing and returning your consent card, you may call the Partnership's
Solicitation Agent, [          ], at (800) [   -    ] (toll-free).

                                          Sincerely,

                                          CONAM PROPERTY SERVICES III, LTD.,
                                          General Partner

                                          By: Continental American
                                              Development, Inc.,
                                              the General Partner

                                              By: _____________________________
                                                     Daniel J. Epstein
                                               President and Chief Executive
                                                          Officer

                     CONAM REALTY PENSION INVESTORS, L.P.
                             1764 SAN DIEGO AVENUE
                       SAN DIEGO, CALIFORNIA 92110-1906

                        CONSENT SOLICITATION STATEMENT

  This Consent Solicitation Statement ("Solicitation Statement") is being furnished to limited partners ("Limited Partners") holding units of limited partnership interest ("Units") in ConAm Realty Pension Investors, L.P., a New York limited partnership (the "Partnership"), in connection with the solicitation of written consents ("Consents") by ConAm Property Services III, Ltd. (the "General Partner") to proposals (the "Proposals") to (i) sell the remaining income-producing, multi-family residential real property, and all intangible and personal property relating thereto (collectively, the "Property"), of the Partnership to a Delaware limited liability company, which will be named DOC Investors, L.L.C. and formed if the Proposals are approved (the "Purchaser"), in the manner described under the section of this Solicitation Statement entitled "THE PROPOSALS" (the "Sale") and (ii) enact an amendment (the "Amendment") to the Partnership's Amended and Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement") to permit the Sale to an "affiliate" of the General Partner as presently defined in the Partnership Agreement. The full text of the proposed Amendment is set forth in Appendix A attached hereto. If the Sale is approved by the Limited Partners but the Amendment is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur.

  There is no assurance that the Sale will be consummated. However, assuming the Sale is consummated, it is anticipated that an initial distribution to Limited Partners of net proceeds from the Sale, together with certain cash from operations, will aggregate approximately $66.59 per Unit and will occur within 30 days after the closing date of the Sale. A final distribution of cash from contingent reserves of up to $1.55 per Unit will be made upon liquidation of the Partnership, approximately six months after the consummation of the Sale. See "THE PROPOSALS--Description of the Partnership." The Partnership expects to recognize a tax loss from the Sale of the Property. The Partnership estimates that this tax loss will equal approximately $0.71 per Unit. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  While the General Partner, an affiliate of which will own a 9% interest in the Purchaser, negotiated the terms of the Sale, including the consideration to be received, holders of a majority of the outstanding Units must consent to the Proposals for the transaction to proceed. Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the Sale.

  This Solicitation Statement and the accompanying consent card are first
being mailed to Limited Partners on or about November [    ], 1998.


   THE DATE OF THIS CONSENT SOLICITATION STATEMENT IS NOVEMBER [    ], 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   3
ACTION BY CONSENT..........................................................   6
  General..................................................................   6
  Matters to be Considered.................................................   6
  Record Date..............................................................   7
  Action by Consent........................................................   7
SPECIAL FACTORS............................................................   8
  Reasons for the Sale.....................................................   8
  Alternatives Considered to the Sale......................................   9
  Effects of the Sale......................................................  10
  Fairness of the Sale.....................................................  11
  Independent Appraisal....................................................  13
THE PROPOSALS..............................................................  14
  Description of the Partnership...........................................  14
  The Purchaser............................................................  15
  Description of the Property to be Sold...................................  15
  Indebtedness on the Property.............................................  16
  Purchaser's Valuation....................................................  16
  General Partner's Valuation..............................................  16
  Background of the Sale...................................................  16
  Conflicts of Interest of the General Partner.............................  20
  Failure to Approve the Sale..............................................  20
  Terms of the Purchase Agreement..........................................  21
  The Amendment............................................................  23
  Indemnification..........................................................  23
CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE..............  24
  General..................................................................  24
  Capital Gains and Losses.................................................  26
  Passive Loss Limitations.................................................  26
  Certain State Income Tax Considerations..................................  26
  Tax Conclusion...........................................................  26
DISTRIBUTIONS..............................................................  27
NO APPRAISAL RIGHTS........................................................  27
MARKET FOR THE UNITS.......................................................  27
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................  27
YEAR 2000 INFORMATION......................................................  28
VOTING PROCEDURES..........................................................  28
AVAILABLE INFORMATION......................................................  29
APPENDIX A--THE PROPOSED AMENDMENT......................................... A-1
APPENDIX B--FORM OF CONSENT OF LIMITED PARTNER............................. B-1
ANNEX 1--FORM 10-K
ANNEX 2--FORM 10-Q

                                    SUMMARY

  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS SOLICITATION STATEMENT. REFERENCES ARE MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT. UNLESS OTHERWISE DEFINED HEREIN, TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS SOLICITATION STATEMENT. LIMITED PARTNERS ARE URGED TO READ THIS SOLICITATION STATEMENT IN ITS ENTIRETY.

                                THE PARTNERSHIP

CONAM REALTY PENSION INVESTORS, L.P.

  The Partnership owns one residential property: Oaktree Village Apartments ("Oaktree"), a 160-unit apartment complex located in Jacksonville, Florida. The principal offices of the Partnership are located at 1764 San Diego Avenue, San Diego, California 92110-1906, and its telephone number is (619) 297-6771.

  The proposed transaction contemplates the Sale of the Partnership's remaining real property asset, which is the only material asset currently owned by the Partnership. The Partnership will retain no interests in any real property following the Sale, and the General Partner anticipates liquidating the Partnership within six months after consummation of the Sale.

                                 THE PURCHASER

  If the Proposals are approved, DOC Investors, L.L.C. ( the "Purchaser") will be formed as a Delaware limited liability company in which two pension funds (the "Pension Funds") advised by Lend Lease Real Estate Investments, Inc. ("Lend Lease"), which is unaffiliated with the General Partner, will each own a 45.5% interest and in which ConAm DOC Affiliates LLC, an affiliate of the General Partner, will own a 9% interest. The principal offices of the Purchaser will be located at 1764 San Diego Avenue, San Diego, CA 92110-1906.

                                 THE PROPOSALS

THE SALE

  Upon the approval of a majority in interest of the Limited Partners pursuant to this Solicitation Statement, the Property may be sold to the Purchaser for a purchase price of $5,800,000 in cash, subject to certain adjustments at closing (the "Purchase Price"), as described under "THE PROPOSALS--Terms of the Purchase Agreement." After the payment of expenses of the Sale, there will be approximately $5,700,000 of net proceeds from the Sale available for distribution.

THE AMENDMENT

  The Partnership Agreement provides that the General Partner has no authority to sell any Partnership property to the General Partner or an "affiliate" of the General Partner. An affiliate of the General Partner will own a 9% interest in the Purchaser, will have a right of first offer and certain buy/sell rights with respect to interests in the Purchaser and its property, and will be entitled to receive, under certain circumstances, a percentage of the Purchaser's profits in excess of such affiliate's percentage ownership interest in the Purchaser. In addition, an affiliate of the General Partner which will not be a member of the Purchaser will serve as the initial property manager for the Purchaser. Taken together, these factors might cause the Purchaser to be an "affiliate" of the General Partner under the terms of the Partnership Agreement. In order to permit the Sale, the General Partner proposes to amend the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. See "THE PROPOSALS--The Amendment" and "SPECIAL FACTORS-- Effects of the Sale."

FAIRNESS OF THE SALE AND CERTAIN CONFLICTS OF INTEREST

  The General Partner has carefully considered the Sale and has concluded that the Sale is in the best interests of the Partnership and the Limited Partners. This conclusion is supported by (i) an appraisal commissioned by the prospective lender for the Purchaser in the course of obtaining financing for the Sale and (ii) comparisons with other offers for the Property received by the General Partner within the last year. See "SPECIAL FACTORS--Fairness of the Sale" and "THE PROPOSALS--Background of the Sale." However, the Purchase Price is less than the value for the Property as set forth in an appraisal of the Property rendered by an independent real estate valuation advisory firm, Bach Realty Advisors, Inc. (the "Appraiser"), as of November 30, 1997. See "SPECIAL FACTORS--Independent Appraisal." In addition, there are certain factors, including conflicts of interest, described in this Solicitation Statement that Limited Partners should consider when determining the fairness of the Sale. See "THE PROPOSALS--Conflicts of Interest of the General Partner" and "SPECIAL FACTORS--Effects of the Sale."

SECURITY OWNERSHIP AND VOTING THEREOF

  As of the Record Date, an affiliate of the General Partner owned a total of 20 Units (approximately 0.0207% of the then-outstanding Units). This affiliate intends to consent to the Proposals. See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

CONSUMMATION OF THE SALE

  The material terms of the Agreement for Purchase and Sale and Joint Escrow Instructions (the "Purchase Agreement") have been negotiated between Lend Lease and the General Partner. If the Limited Partners approve the Proposals, the Purchase Agreement will be executed and delivered. Assuming the requisite approval of the Limited Partners is obtained promptly, the consummation of the Sale is expected to occur during December 1998 and is required to occur no later than December 31, 1998, unless extended by the mutual agreement of the parties (the "Closing Date"). See "THE PROPOSALS--Terms of the Purchase Agreement."

NO APPRAISAL RIGHTS

  If the Sale is approved by Limited Partners owning a majority in interest of the outstanding Units, dissenting Limited Partners will not have appraisal rights in connection with the Sale. See "NO APPRAISAL RIGHTS."

CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES

  The General Partner expects that the Limited Partners will recognize a tax loss of approximately $0.71 per Unit from the Sale. The Sale will result in the allocation of taxable losses among the Limited Partners. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

DISTRIBUTION OF NET SALE PROCEEDS

  Net proceeds from the Sale, together with certain cash from operations, aggregating approximately $66.59 per Unit, are expected to be distributed to the Limited Partners within 30 days after the Closing Date of the Sale. A final distribution of cash from contingent reserves of up to $1.55 per Unit will be made upon liquidation of the Partnership, approximately six months after the consummation of the Sale. The General Partner intends to waive any right it may have to receive distributions of net proceeds from the Sale.

TERMINATION OF CONSENT SOLICITATION

  Consents must be received by mail or facsimile before [    ], 1998, at 5:00
P.M., Pacific Standard Time, unless such date or time is extended for an aggregate of up to an additional 40 days in the sole discretion of the General Partner or unless the necessary vote to approve the Proposals is received earlier.

RECORD DATE; UNITS ENTITLED TO CONSENT

  Limited Partners of record at the close of business on [    ], 1998 (the
"Record Date") are entitled to approve the Proposals by written Consent. At such date there were outstanding 96,490 Units, each of which will entitle the record owner thereof to one vote.

PURPOSE OF THE ACTION

  Written Consents are being solicited to approve the Proposals, which consist of the Sale and the Amendment.

SOLICITATION AGENT

  The Partnership has retained [    ] (the "Solicitation Agent") to assist in
the solicitation of Consents. Completed, signed consent cards must be returned to the Solicitation Agent by mail or facsimile before the Expiration Date. If
you have any questions, please call [         ] at (800) [   -    ] (toll-
free).

VOTE REQUIRED

  The Proposals must be approved by Limited Partners holding a majority of all outstanding Units. If the Sale is approved but the Amendment is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur.

                               ACTION BY CONSENT

GENERAL

  This Solicitation Statement is being furnished on behalf of the Partnership to the Limited Partners of the Partnership in connection with the solicitation of Consents by Con Am Property Services III, Ltd., as the General Partner.

  This Solicitation Statement and accompanying consent card are first being
mailed to Limited Partners on or about November [    ], 1998.

MATTERS TO BE CONSIDERED

  Consents are being solicited to approve (i) the Sale of the Property to the Purchaser pursuant to the Purchase Agreement and (ii) since the Purchaser may be an "affiliate" of the General Partner under the Partnership Agreement, the Amendment of the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. If the Proposals are approved by the Limited Partners, and the Sale is consummated, there will be approximately $5,700,000 of net proceeds from the Sale, after the payment of expenses of the Sale. The following table sets forth the calculations used in determining the estimated initial distribution from the net proceeds from the Sale, together with certain cash from operations, assuming a Sale as of November 30, 1998:

            ESTIMATED NET CASH AVAILABLE BEFORE CONTINGENT RESERVES

                                        NET       NET CASH
                                      PROCEEDS      FROM
                                     FROM SALE   OPERATIONS   TOTAL
                                     ----------  ---------- ----------
Gross Purchase Price...............  $5,800,000
Estimated Transaction Costs (1)....    (100,000)
                                     ----------
Net Sale Proceeds..................   5,700,000
Repayment of Secured Debt..........           0
Prepayment Penalties...............           0
                                     ----------
Net Distributable Proceeds from
 Sale..............................   5,700,000             $5,700,000
Other Available Cash (2)...........               $920,697     920,697
Less: General Partner Portion
 (5%)..............................                (46,035)    (46,035)
                                     ----------   --------  ----------
Net Cash Available Before Contin-
 gent Reserves.....................   5,700,000    874,662   6,574,662
                                     ==========   ========  ==========
Net Cash Available Before Contin-
 gent Reserves, per Unit
 (96,490 Units)....................                         $    68.14
                                                            ==========
Net Asset Value Per Unit at
 11/30/97..........................                         $    67.08
                                                            ==========

              ESTIMATED INITIAL DISTRIBUTION TO LIMITED PARTNERS

                                                                         PER
                                                                         UNIT
                                                                        ------
Net Cash Available Before Contin-
 gent Reserves (from above)........                         $6,574,662  $68.14
Less: Contingent Reserves (3)......                           (150,000) $(1.55)
                                                            ----------  ------
Net Initial Distribution to Limited
 Partners..........................                         $6,424,662  $66.59
                                                            ==========  ======

--------
(1) Includes estimated costs of consent solicitation and Sale.

(2) Includes cash balance at 9/30/98, adjusted for projected cash flow from 10/01/98-11/30/98, refund of security deposits, General Partner recontribution of previous sale and refinance distributions, and costs incurred in the final administration and liquidation of the Partnership.

(3) Represents a reserve for unanticipated costs related to the Sale and liquidation of the Partnership. Any unused portion of this reserve will be distributed upon liquidation of the Partnership.

  Of the $68.14 total potential distribution per Unit, approximately $66.59 will be distributed within 30 days of the consummation of the Sale, and the remaining $1.55 will be retained to cover contingencies related to the Sale and the expenses of the Partnership's winding-up and liquidation. This additional reserve equal to $1.55 per Unit will be distributed to Limited Partners, to the extent available, upon liquidation of the Partnership, which is expected to occur within six months of the consummation of the Sale.

  The Partnership Agreement provides that, following consummation of the Sale, the General Partner is entitled to receive an initial distribution equal to 1% of the net proceeds from the Sale. Pursuant to this provision, approximately $57,000 of net proceeds from the Sale would be distributable to the General Partner. However, if the Sale is consummated, the General Partner intends to waive any right it may have to receive any portion of this distribution.

  THE GENERAL PARTNER PROPOSES THAT THE LIMITED PARTNERS TAKE THE FOLLOWING ACTIONS BY CONSENT:

    APPROVE THE SALE OF THE PARTNERSHIP'S RESIDENTIAL PROPERTY KNOWN AS OAKTREE VILLAGE APARTMENTS, TOGETHER WITH ALL INTANGIBLE AND PERSONAL PROPERTY NECESSARY TO THE OPERATION THEREOF, TO THE PURCHASER, PURSUANT TO A CERTAIN PURCHASE AGREEMENT TO BE ENTERED INTO BETWEEN THE PURCHASER AND THE PARTNERSHIP, AND APPROVE THE AMENDMENT OF THE PARTNERSHIP AGREEMENT TO PERMIT PROPOSED SALES OF PARTNERSHIP PROPERTIES TO "AFFILIATES" OF THE GENERAL PARTNER, IF SUCH PROPOSED SALES ARE APPROVED BY THE LIMITED PARTNERS.

    WHILE THE GENERAL PARTNER, AN AFFILIATE OF WHICH WILL OWN A 9% INTEREST IN THE PURCHASER, NEGOTIATED THE TERMS OF THE SALE, INCLUDING THE CONSIDERATION TO BE RECEIVED, HOLDERS OF A MAJORITY OF THE OUTSTANDING UNITS MUST CONSENT TO THE PROPOSALS FOR THE TRANSACTION TO PROCEED.

RECORD DATE

  The close of business on [       ], 1998 has been fixed by the General
Partner as the Record Date for determining the Limited Partners entitled to receive notice of the solicitation of Consents and to give their consent to the Proposals. As of the Record Date, there were 96,490 issued and outstanding Units entitled to vote held of record by [5,251] holders.

ACTION BY CONSENT

  Under the terms of the Partnership Agreement the sale at one time of all or substantially all of the Partnership's assets except in the ordinary course of the Partnership's business requires the approval of a majority in interest of the Limited Partners. In addition, the sale of Partnership properties to the General Partner or its affiliates is prohibited, unless the Partnership Agreement is amended with the approval of a majority in interest of the Limited Partners to permit such sales. Such approval will be obtained through the solicitation of written Consents from Limited Partners, and no meeting of Limited Partners will be held to vote on these matters. Consents must be
received by [        ], 1998, at 5:00 P.M., Pacific Standard Time, unless such
date or time is extended for an aggregate of up to an additional 40 days in the sole discretion of the General Partner or unless the necessary vote to approve the Proposals is received earlier (the "Expiration Date"). Any Consent given pursuant to this solicitation may be revoked by the person giving it at any time before the Expiration Date by sending a written notice of revocation or a later-dated Consent containing different instructions to the Solicitation Agent before such date. Any written notice of revocation or subsequent Consent should be sent to the Solicitation Agent at the address that appears on the back cover of this Solicitation Statement.

  In addition to solicitation by use of the mails, officers, directors and employees of the General Partner or its affiliates, or the Solicitation Agent, may solicit Consents in person or by telephone, facsimile or other means of communication. Such officers, directors and employees will not receive additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of Consent solicitation materials to beneficial owners of Units held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Partnership has hired the Solicitation Agent to assist in the solicitation of the Consents, and will pay an estimated
fee of $[     ] plus the usual and customary fees and expenses associated with such solicitation assistance. All costs and expenses of the solicitation of Consents, including the costs of preparing and mailing this Solicitation Statement, will be borne by the Partnership, whether or not the required Consents are received and the Sale is consummated. The aggregate expenses anticipated to be incurred by the Partnership relating to this solicitation
are expected to be approximately $[      ] and are detailed in the following
table:

       Filing fees....................................................... $1,140
       Legal fees........................................................
       Accounting fees...................................................
       Solicitation fees.................................................
       Printing fees.....................................................
                                                                          ------

                                SPECIAL FACTORS

REASONS FOR THE SALE

  The General Partner's decision to proceed with the Sale at this time is based upon the belief that current market conditions are favorable for the Sale; that many Limited Partners would prefer to liquidate their investments; that the Purchase Price is attractive; and that the Pension Funds and Lend Lease are highly likely to consummate the transaction. The General Partner has also considered: (a) the amount likely to be distributed to the Limited Partners if the Sale were to occur; (b) the business risks to which the Partnership would be exposed if the Sale were not to occur; and (c) the elimination of (i) the fixed costs associated with maintaining a public limited partnership and (ii) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

  If the Sale is consummated, aggregate distributions to the Limited Partners following the Sale, including a distribution in respect of the Sale and a final distribution upon the anticipated liquidation of the Partnership, are estimated to be $68.14 per Unit. This compares favorably with a price of $40 per Unit offered in a recent tender offer made by a party unaffiliated with the General Partner. See "MARKET FOR THE UNITS."

  If the Sale does not occur, the Partnership will attempt to obtain financing for the Property and utilize any loan proceeds to implement certain capital improvements, establish reserves for future capital improvements and make a tax-deferred distribution to the Limited Partners. The Partnership might then take advantage of any future property appreciation through a future sale of the Property to the Purchaser or otherwise. However, such a course of action could also increase the risk of loss of the Property due to any failure to make debt service payments and might also adversely affect the timing and amount of future distributions to Limited Partners. See "THE PROPOSALS-- Failure to Approve the Sale."

  As indicated in the Partnership's annual reports to Limited Partners and Form 10-Ks, the annual third party cost of administration of the Partnership was $140,805 for 1995, $160,625 for 1996 and $215,461 for 1997. These
administrative costs are incurred irrespective of the number of properties owned by the Partnership and cover the annual audit, preparation of the Partnership's tax return, transfer agent fees and investor services and public reporting fees. In addition, the Limited Partners incur individual costs associated with the preparation of appropriate schedules for their tax returns.

ALTERNATIVES CONSIDERED TO THE SALE

  Continued Ownership of the Property. The decision to sell the Property at this time took into account the General Partner's opinion concerning the limited prospects for capital appreciation of the Property, unless significant additional investments are made in the Property. The General Partner considered retaining the Property for a longer period with the expectation of achieving greater capital appreciation. However, due to the fact that the Property is aging, the General Partner believes that the Partnership will need to expend significant funds for capital improvements and maintenance costs in order for the Property to compete in its market in the future. The improvements would involve ongoing replacement of carpeting and appliances and ongoing exterior maintenance, including painting, roof replacement, heating and air conditioning refurbishment, repaving of common areas and access roads, and ongoing repairs to plumbing, electrical systems and building exteriors. The General Partner estimates that the average cost of these improvements in 1999, 2000 and 2001 would approximate $170,000 per year.

  While the General Partner believes that the Partnership could borrow funds in order to finance these improvements, the General Partner does not believe that leveraging the Property would be in the best interests of the Partnership, if another alternative such as the Sale is feasible. Leveraging the Property would increase the risk of loss and significantly decrease net cash flow, resulting in an indefinite suspension of distributions to the Limited Partners. Such a plan of action also would subject the Limited Partners to the continued risks of ownership of the Property and prolong the fixed costs associated with maintaining a public limited partnership, including the administrative burden of annual filing and reporting of Schedule K-1 tax information.

  Tender Offer. From time to time, the Limited Partners have been approached by investors seeking to acquire Units. Based on analyses of these proposals and general market information as to other tender offers for real estate limited partnership interests, the General Partner has concluded that such tender offers are generally made at prices that reflect a significant discount from the net asset value of the Units. For instance, those tender offers during the past three years of which the General Partner is aware have been made at prices that reflect approximately 41% to 72% of the net asset value of the Units. The General Partner has consistently recommended that the Limited Partners decline a tender offer on terms that reflect such a significant discount from net asset value.

  The General Partner has considered the possibility of making a tender offer itself for all or a portion of the outstanding Units of the Partnership. However, the General Partner determined that the purchase of less than a controlling interest in the Partnership would be difficult to finance at a fair approximation of the net asset value of the Units. Accordingly, the General Partner decided not to pursue a tender offer for the Units. However, if the Sale is not approved, the General Partner may reconsider such a tender offer in order to provide liquidity to those Limited Partners who desire it, although the General Partner is under no obligation to do so. Any such offer is likely to be at a significant discount to the net asset value of the Units.

  Consolidation. The General Partner also considered a consolidation of the Partnership with certain other partnerships for which its affiliates act as general partner. Such a consolidation would have involved the merger of the Partnership into, or the sale of the Partnership's interests in the Property to, a newly-formed entity, pursuant to which the Limited Partners would receive securities in the surviving entity. Although the General Partner did not perform any specific financial analysis in the context of evaluating the merits of this alternative, it rejected this alternative because it would not necessarily provide the Limited Partners with improved liquidity and might continue to subject the Limited Partners to the market and other risks associated with the ownership of securities which might not have an active trading market. In addition, there has been significant negative publicity regarding such "roll-up" transactions, and recently enacted legislation on both the federal and state levels as well as increased regulation of such transactions have made this alternative expensive and time consuming.

  Other Sales. See "THE PROPOSALS--Background of the Sale" for a discussion of other proposals to purchase the Property received by the General Partner.

  Conclusion. After considering all of the foregoing alternatives, the General Partner concluded that it is in the best interests of the Partnership and the Limited Partners to proceed with the Sale to the Purchaser for the Purchase Price.

EFFECTS OF THE SALE

  Partnership. The Sale, if consummated, would effect a dissolution of the Partnership under the Partnership Agreement and New York law. Accordingly, an initial distribution to Limited Partners of net proceeds from the Sale, together with certain cash from operations, would be followed by a liquidation distribution of cash from contingent reserves approximately six months after consummation of the Sale. Any taxable income or loss realized by the Partnership in connection with the Sale or liquidation will be passed through to the partners of the Partnership, in accordance with federal and state tax law and the Partnership Agreement. The Partnership will not experience any income tax effects in respect of such transactions. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  Affiliates of the Partnership. Continental American Development, Inc. ("CADI") is the general partner of the General Partner. The shareholders of CADI are substantially identical to the partners of Continental American Properties, Ltd., which is the managing member of ConAm DOC Affiliates LLC ("ConAm DOC"), the prospective owner of a 9% interest in the Purchaser. In addition, the shareholders of CADI are identical to the shareholders of ConAm Management Corporation ("ConAm Management"), which will act as the initial property manager for the Purchaser if the Proposals are approved. As a result, the Sale is subject to various conflicts of interest. The following charts set forth the proposed relationship among the General Partner, ConAm Management, and, when formed, the Purchaser.

                          [CHART APPEARS HERE]
--------
* RPI Real Estate Services, Inc. sold its co-general partner interest in the Partnership to the General Partner effective July 1, 1997. See "THE PROPOSALS--Background of the Sale."

  The General Partner anticipates benefiting from the Sale to the Purchaser because ConAm DOC, an affiliate of the General Partner, will own a 9% interest in the Purchaser and will benefit on any returns the Purchaser receives from its investment in the Property. The Purchaser will buy the Property with a view to generating a positive return on its investment, whether from operating the Property, selling the Property or ultimately selling interests in the Purchaser. Achieving this investment objective is possible, because the Pension Funds are willing to invest funds in capital improvements and other items necessary to enhance the value of the Property and potentially increase the revenues generated by the Property. In addition, the Purchaser would likely be able to borrow on more favorable terms than the Partnership if it purchases additional properties and is therefore able to cross-collateralize any loans with all of such properties, something the Partnership is not in a position to do.

  As further benefits of the Sale to the General Partner, ConAm DOC might have, under certain circumstances and at certain times, an option to purchase additional interests in the Purchaser and will have a right of first offer with respect to the Purchaser's property. See "THE PROPOSALS--The Purchaser."

  As a result of the Sale and subsequent liquidation of the Partnership, the General Partner (i) will recognize a tax loss of $416,619, (ii) expects to receive $46,035 as its pro rata share of the cash reserves, excluding net proceeds from the Sale, and (iii) will be required to recontribute $275,825 to the Partnership. The recontribution represents distributions previously made to the General Partner in respect of refinancings or sales of the Partnership's properties. As previously discussed, the General Partner intends to waive any right it may have to receive any distributions of net proceeds from the Sale.

  As a result of the Sale, the General Partner will retain without modification its current interest in the net book value and net earnings of the Partnership. No affiliate of the General Partner will obtain any interest in the net book value and net earnings of the Partnership as a result of the Sale.

  Limited Partners. It is anticipated that, shortly after the Sale, the net proceeds from the Sale, together with certain cash from operations, would be distributed to the Limited Partners in accordance with their respective interests in the Partnership. This initial distribution to Limited Partners of net proceeds from the Sale and certain cash from operations will aggregate approximately $66.59 per Unit and will occur within 30 days after the Closing Date. A final distribution of cash from contingent reserves of up to $1.55 per Unit will be made upon the subsequent liquidation of the Partnership, approximately six months after the consummation of the Sale. The Sale will thus eliminate (a) the fixed costs associated with maintaining a public limited partnership and (b) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners. The Sale and liquidation will also have certain income tax consequences to the Limited Partners. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

FAIRNESS OF THE SALE

  The General Partner and its affiliates believe that the Sale is fair and reasonable as to both price and structure and is in the best interests of the Limited Partners and the Partnership and has, therefore, approved the Sale. Because an affiliate of the General Partner will have a 9% interest in the Purchaser, the General Partner has an economic interest that is in conflict with the economic interest of the Limited Partners, and the interests of the General Partner may therefore conflict with its fiduciary obligations to the Limited Partners. The General Partner believes, however, that it has fulfilled its fiduciary obligations to the Partnership and that the Sale is fair to the Limited Partners. See "THE PROPOSALS--Conflicts of Interest of the General Partner."

  IN REACHING ITS DETERMINATION THAT THE SALE IS FAIR, THE GENERAL PARTNER CONSIDERED THE FOLLOWING FACTORS WITH RESPECT TO THE SALE:

    (i) The General Partner believes that the Purchase Price represents a fair price for the Property. For the reasons described in "--Independent Appraisal," the General Partner relied during initial negotiations with Lend Lease on the Independent Appraisal (as defined below) as representative of a fair price for the Property. As negotiations for the Sale continued, Lend Lease and the General Partner learned of a lower value which had been attributed to the Property by the prospective lender for the Purchaser. See "THE PROPOSALS--Background of the Sale." Upon learning of this lower value, the Purchaser was able to negotiate a decrease in the purchase offer from the value set forth in the Independent Appraisal to the Purchase Price, which is nonetheless higher than the value set forth in the lender appraisal. See "THE PROPOSALS--Background of the Sale." In addition, the Purchase Price exceeds two offers for the

  Property which were made to the General Partner prior to or during negotiations with Lend Lease. See "THE PROPOSALS--Background of the Sale." Because the Purchase Price is in excess of certain market indicators of the current fair market value for the Property, the General Partner believes that the Sale is fair and in the best interests of the Limited Partners.

    (ii) The General Partner believes that current market conditions are favorable for the Sale, because fair market values have generally appreciated over the last few years. However, recent volatility and uncertainty in the global capital markets is having (and is likely to continue to have) an adverse effect on the financing of real estate acquisitions. Therefore, in the General Partner's opinion, future appreciation is unlikely in the near term and there is increased risk in holding real estate generally. In addition, retention of the Property will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the Partnership and federal and local laws and regulations affecting the ownership and operation of real estate. Therefore, the General Partner has determined that the Sale is more advantageous to the Limited Partners than retaining the Property at the present time.

    (iii) Due to the age and physical condition of the Property, the General Partner anticipates a need for expenditures averaging approximately $170,000 per year in 1999, 2000 and 2001 if the Partnership continues to hold the Property. These improvements would involve the ongoing replacement of carpeting and appliances and ongoing exterior maintenance, including painting, roof replacement, heating and air conditioning refurbishment, repaving of common areas and access roads, and ongoing repairs to plumbing, electrical systems and building exteriors. While higher rents might be obtained if such improvements are made, distributions might need to be reduced because of debt service. Given that continued long-term investment in the Property would thus subject the Limited Partners to the risk of reduced distributions, in addition to the increased risk of holding real estate generally, the General Partner believes that the Sale is in the best interests of the Limited Partners.

    (iv) The form of the Purchase Agreement, described under "THE PROPOSALS-- Terms of the Purchase Agreement," contains several favorable provisions which are not customarily found in third party agreements, including: limited representations and warranties; limited survivability of representations and warranties; sale of the Property on an "as is" basis; lack of due diligence conditions precedent to closing; and lack of any financing contingencies relating to the Sale. Because these favorable provisions have the effect of limiting the prospective and other risks inherent in a sale of real property, the General Partner has determined that the Proposals are a fair opportunity to submit to the Limited Partners for approval.

    (v) The Sale will accelerate distributions to the Limited Partners, thereby permitting them to liquidate their investments. At present, there is no established public trading market for the Units and liquidity is limited to (a) sporadic sales which occur within an informal secondary market or (b) tender offers for Units, both of which are generally at a substantial discount to net asset value and often involve only a limited number of Units.

    (vi) The Sale will permit the Partnership to liquidate, thus eliminating
  (a) the fixed costs associated with maintaining a public limited partnership and (b) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

    (vii) Consummation of the Sale is subject to approval of the Proposals by a majority in interest of the Limited Partners. Given this procedural safeguard, the General Partner has determined that offering the Limited Partners the option of liquidating their investment at or above a current appraised value is preferable to subjecting the Limited Partners to the increased risk associated with making additional capital investments and continuing to hold properties in an already competitive market.

  THE PRIMARY DISADVANTAGES OF DISPOSING OF THE PROPERTY PURSUANT TO THE SALE ARE AS FOLLOWS:

    (i) The Partnership will not benefit from improvements in economic and market conditions, if any, which might be expected to produce increased cash flow and potentially enhance the sales price of the

  Property. While retention and refurbishment of the Property might yield a long-term gain, distributions might need to be reduced, and such a course of action is inherently speculative. Given these considerations, the General Partner has determined that offering the Limited Partners the option of liquidating their investment at or above the value set forth in a current appraisal is preferable to subjecting the Limited Partners to the increased risk associated with making additional capital investments and continuing to hold properties in an already competitive market.

    (ii) Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the Sale. See "NO APPRAISAL RIGHTS." While this lack of procedural safeguards for dissenters is noteworthy, the Proposals remain subject to a majority vote of Limited Partners. For this reason, the General Partner has determined that the Proposals have adequate procedural safeguards to protect the Limited Partners.

    (iii) The Purchase Price was negotiated by the General Partner, an affiliate of which will have an interest in the Purchaser, without the benefit of an independent committee or representative to negotiate the terms of the Sale on behalf of the Limited Partners, and the Purchase Price is less than the value established by the Independent Appraisal. However, the General Partner believes that the range of values indicated by the Independent Appraisal, an appraisal commissioned by the prospective lender for the Purchaser and the market value assessments afforded by prior offers for the Property, substantiate the fairness of the Proposals to the Limited Partners. See "THE PROPOSALS--Background of the Sale" and "--Independent Appraisal."

    (iv) The form of the Purchase Agreement contains provisions that may be less advantageous to the Partnership than those found in many third party agreements, in that (a) the purchase of the Property by the Purchaser is subject to the concurrent approval by the limited partners of five public limited partnerships (the "Affiliated Partnerships") of which affiliates of the General Partner are the general partners of the sale of their respective properties to the Purchaser and (b) the Purchaser may terminate the Purchase Agreement if, due to condemnation or casualty, the Purchaser is entitled to terminate the purchase agreements with respect to any two or more properties owned by the Affiliated Partnerships. While these provisions may present risks for the Partnership, the General Partner believes that these risks are offset by the beneficial provisions of the Purchase Agreement described above.

INDEPENDENT APPRAISAL

  Each year, in the ordinary course of Partnership business, the General Partner commissions an appraisal of the fair market value of the Partnership's properties. For the past four years, the Appraiser has rendered these appraisals for properties of the Partnership, as well as those of the Affiliated Partnerships. These appraisals have included appraisals of the Property and 13 other properties (together with the Property, the "RI Portfolio") which are owned by the Affiliated Partnerships and are currently proposed to be sold to the Purchaser. The General Partner retains the Appraiser based upon its reputation as a real estate valuation advisory firm with experience in the valuation of real property assets similar to those comprising the RI Portfolio. The Appraiser was originally selected by the former co-general partner of the Partnership based upon the principal's 30 years of experience as an appraiser and real estate executive with several national real estate appraisal and research companies and the principal's familiarity with the markets where the Property is located.

  In March 1998, the Appraiser delivered its independent appraisals to the General Partner (the "Independent Appraisal") that, as of November 30, 1997, based on the Appraiser's review and subject to the limitations described below, the value of Oaktree was $6,000,000. The Independent Appraisal does not constitute a recommendation to any Limited Partner as to whether such Limited Partner should approve the Sale.

  In appraising the Property, the Appraiser obtained pertinent property data regarding income and expense figures and tenant rent rolls and conducted inspections of the Property. Additionally, the Appraiser conducted research either personally or through associates to obtain information concerning current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, appropriate operating expenses and the supply and demand of competitive apartment projects in the general and immediate area. The value of the Property was determined by the Appraiser using both the sales comparison approach and the income approach to value.

  The Appraiser used an actual sales price for eight apartment sales from May 1996 to August 1997 in order to implement the sales comparison approach. The Appraiser implemented the income approach under the direct capitalization model and the discounted cash flow model. The Appraiser's assumptions under the direct capitalization model included: a capitalization rate of 9.0%; current market rents; stabilized vacancy rate of 5%; other income based on historical collections; operating expenses based upon historical actuals and comparable projects; a replacement reserve allowance of $300 per unit per year; and a reduction for deferred maintenance of $138,000. The Appraiser's assumptions under the discounted cash flow model included: a terminal capitalization rate of 10.0%; a discount rate of 12.0%; a 4% cost of sale; a 10-year holding period; income growth rate of 2% in 1998 and 4% thereafter; a vacancy rate of 5% throughout the holding period; operating expense growth rate of 4% per year; and a replacement reserve of $300 per unit per year, increasing by 4% per year.

  The Appraiser estimated the leased fee market value for Oaktree to be $6,000,000. This estimate was made after investigating the appropriate real estate market and applying the Appraiser's experience with and knowledge of similar real estate properties. The estimated value assumes an all cash, "as is" basis and a minimum of six to twelve months to market and sell the Property, but does not take into consideration any potential costs which might be incurred in the course of the marketing and sale of the Property.

  The Independent Appraisal was made in accordance with the accepted techniques, standards, methods and procedures of the Appraisal Institute and was certified by the Appraiser. LIMITED PARTNERS SHOULD NOTE, HOWEVER, THAT APPRAISALS ARE ONLY ESTIMATES OF CURRENT VALUE AND ACTUAL VALUES REALIZABLE UPON SALE MAY BE SIGNIFICANTLY DIFFERENT. While the Appraiser may have a conflict of interest in that it has prepared appraisals of properties for the Affiliated Partnerships, it has not rendered appraisals for any other affiliates of the General Partner. The General Partner has not commissioned any appraisals of the Property other than the Independent Appraisal, because the General Partner believes that appraisals by the Appraiser accurately reflect the fair market value of the properties appraised. This determination is supported by certain offers received for the Property by the General Partner. See "THE PROPOSALS--Background of the Sale." While the General Partner considered the Independent Appraisal in negotiating the terms of the Sale, the Independent Appraisal was not determinative of the Purchase Price.

  The Independent Appraisal is available for inspection and copying at the principal executive offices of the General Partner during its regular business hours by any interested Limited Partner or such Limited Partner's representative who has been so designated in writing.

                                 THE PROPOSALS

DESCRIPTION OF THE PARTNERSHIP

  The Partnership was formed on January 23, 1984 to engage in the business of investing in multi-family, residential rental properties by making equity participating loans secured by first mortgages or deeds of trust on such properties. The Partnership originally invested in five equity participating mortgage loans, one of which was repaid in December 1987, and another of which was repaid in March 1998. In the three other equity participating loans funded by the Partnership, the borrowers defaulted, and the Partnership obtained title to the properties which secured such loans through foreclosure or deeds in lieu of foreclosure. As a result, the Partnership became an owner and operator of these properties. During its fiscal year ended November 30, 1997, the Partnership sold two of the properties to purchasers unaffiliated with the Partnership. The Partnership currently owns only the remaining property, Oaktree, which was acquired by the Partnership in 1997. The Partnership will retain no interests in real property after the Sale. See "--Description of the Property to be Sold."

  The Partnership was structured as a self-liquidating partnership with a finite life, which would distribute its cash flow during its operating stage and its proceeds from loan repayments and property sales during its liquidating stage, whereupon the Partnership would be liquidated and dissolved.

THE PURCHASER

  Prior to the Sale, the Purchaser will be formed as a Delaware limited liability company in which the Pension Funds will each own a 45.5% interest and in which ConAm DOC, an affiliate of the General Partner, will own a 9% interest.

  Under the proposed limited liability company agreement of the Purchaser (the "LLC Agreement"), ConAm DOC will be the administrative member of the Purchaser and will have the obligation and responsibility to manage and conduct the day-to-day business and affairs of the Purchaser. However, because significant decisions (each, a "Major Decision") can be made only by or with the approval of 66 2/3% of the membership interests in the Purchaser, Lend Lease and the Pension Funds will effectively control the Purchaser. Major Decisions include: the approval or amendment of property budgets; the sale, lease, refinancing, or encumbrance of the Property; the acquisition of any real property in addition to the Property; the making of capital improvements to the Property; the admission of a new member of the Purchaser; entering into any contract with an affiliate of any member; the issuance or sale of equity or debt securities of the Purchaser; the consummation of any business combination involving the Purchaser; the filing of any petition in bankruptcy with respect to the Purchaser; the selection or replacement of a property manager; and the distribution of net cash flow or capital proceeds.

  Under the proposed LLC Agreement, the Purchaser will enter into a two-year property management agreement with ConAm Management, an affiliate of the General Partner. ConAm Management is required to manage the daily operations of the Property and will receive a management fee of 3.5% of the Property's gross collected monthly revenues. If the Purchaser elects in its sole discretion to retain ConAm Management beyond the initial two-year term, the management fee will be reduced to 3% of the Property's gross collected monthly revenues. If the Purchaser sells the Property during the year following the initial two-year term, ConAm Management will be entitled to a termination fee equal to the management fee otherwise payable in respect of the Property for the remainder of that year.

  The proposed LLC Agreement provides that, following the two-year anniversary of the effective date of the LLC Agreement (or at any prior time if the members of the Purchaser are unable to reach a consensus on any Major Decision within a 30-day period), any member of the Purchaser, including any affiliate of the General Partner which is a member of the Purchaser, may make an offer for the other members' interests in the Purchaser. Each other member may elect to either sell its interests in the Purchaser for the stated price or make an offer to purchase the other members' interests in the Purchaser for the stated price. Accordingly, ConAm DOC might have, under certain circumstances and at certain times, an option to purchase additional interests in the Purchaser.

  At any time following the two-year anniversary of the effective date of the LLC Agreement, the Pension Funds will be able to solicit offers for the sale of the Property. In such a case, the Pension Funds will have to provide ConAm DOC with the exclusive opportunity to negotiate a purchase of the Property for a 30-day period. If the parties are unable to reach an agreement as to such a purchase, the Pension Funds will then be able, without the consent of ConAm DOC, to cause the Purchaser to sell the Property to a third party.

DESCRIPTION OF THE PROPERTY TO BE SOLD

  Oaktree is a 160-unit apartment community located in southeast Jacksonville, Florida, approximately eight miles from downtown. The property had an average occupancy rate of 95% during the first six months of 1998 and 93.4% in 1997. The Jacksonville apartment market has experienced strong competition lately, particularly in the area near Oaktree. Recently, average occupancy rates have declined, although average monthly rents have increased modestly.

INDEBTEDNESS ON THE PROPERTY

  There is currently no indebtedness on the Property.

PURCHASER'S VALUATION

  The Purchase Price for the Property is $5,800,000, which is less than the appraised value of the Property as of November 30, 1997, but greater than the value of $5,625,750 set forth in an appraisal commissioned by the prospective lender for the Purchaser (after deducting a sales commission normally paid by the seller but not applicable to the Sale). See "SPECIAL FACTORS--Independent Appraisal" and "--Background of the Sale." The Purchase Price was derived through negotiations between Lend Lease and the General Partner. See "-- Background of the Sale." Lend Lease, acting on behalf of the Purchaser, considered a number of factors, including the preceding twelve months of net operating income of the Property, the age, condition and location of the Property, and the significant costs necessary to appropriately manage properties this age and undertake the capital improvements necessary to position the Property to meet competition from newer properties.

  The Purchase Price is not subject to adjustment based on the results of Lend Lease's due diligence investigation on behalf of the Pension Funds. In addition, because the Property is being sold on an "as is" basis, it is more likely that the Partnership will receive and retain the full amount of the Purchase Price without further adjustment. The Partnership has a high degree of confidence in the Purchaser's ability to consummate the Sale, because Lend Lease will have completed its due diligence investigation and will have deposited $100,000 earnest money into escrow prior to consummation of the Sale. However, for a discussion of certain disadvantages of the Sale, see "SPECIAL FACTORS--Fairness of the Sale" and "--Terms of the Purchase Agreement."

GENERAL PARTNER'S VALUATION

  The General Partner has not prepared a formal valuation with respect to the proposed Sale. The General Partner has relied on the Independent Appraisal, the value set forth in an appraisal commissioned by the prospective lender for the Purchaser, prior offers for the Property and its general familiarity with and experience in the Property's market to establish that the Purchase Price is a fair price for the Property. See "SPECIAL FACTORS--Independent Appraisal" and "--Background of the Sale."

BACKGROUND OF THE SALE

  Under the terms of the Partnership Agreement, the General Partner has the sole responsibility for the management of Partnership business. While the Partnership was not established primarily to obtain title to properties, various defaults on equity participating loans held by the Partnership and secured by first mortgages or deeds of trust caused the Partnership to become the owner and operator of certain properties. See "--Description of the Partnership."

  In 1994, the General Partner and RPI Real Estate Services, Inc., the then co-general partners of the Partnership (the "General Partners"), determined, in their business judgment, that it was an appropriate time to begin exploring a means of converting the Partnership's interests in its properties to either cash or marketable securities. This determination was based, in significant part, upon their belief that the consummation of a sale or a "roll-up" transaction would be consistent with (i) the Limited Partners' desire for liquidity, (ii) the fact that a longer holding period could subject the Limited Partners to risks associated with changing interest rates and property valuations, and (iii) the aging nature of the properties, which would require increasingly larger commitments of funds to address on-going capital expenditures and keep the properties competitive in their respective markets.

  In 1994, the General Partners concluded that a "roll-up" of the Limited Partners' interests with those of the Affiliated Partnerships was not in the best interests of the Limited Partners. See "SPECIAL FACTORS--Alternatives Considered to the Sale--Consolidation." Therefore, the decision was made to begin marketing selected properties for sale. This decision was based upon the General Partners' belief that the real estate capital markets were improving, particularly in the multi-family sector. Pension funds, real estate investment trusts and other institutional buyers had increased their purchasing activity as compared to the early 1990's when these same institutional buyers were largely out of the market. Lower interest rates had also improved the market for selling properties, as entrepreneurial buyers who required debt financing to purchase properties were able to borrow funds at more advantageous interest rates. Further, with respect to the Partnership's properties, local real estate market conditions were improving, resulting in improved operating performances of certain properties and enhanced prospects for selling certain properties at attractive prices.

  Based upon the improvement in the real estate capital markets and certain of the local real estate markets, the General Partners concluded that it would then be easier to identify buyers for certain of the Partnership's properties and that the offers might be at more favorable capitalization rates than were previously available. Evaluating the effects to the Limited Partners of an immediate sale and the prospects for near-term appreciation, the General Partners made an assessment of each of the Partnership's properties and its local market. In accordance with this assessment, certain properties were identified for sale and subsequently sold. See "--Description of the Partnership."

  From time to time, the General Partners have received unsolicited indications of interest in one or more of the remaining properties owned by the Partnership, including the Property. The General Partners did not pursue these indications of interest for a variety of reasons. For instance, in some cases, the General Partners could not obtain adequate information regarding the proposed buyer and its sources of financing. In other cases, investigations as to the proposed buyer's purchase criteria, return requirements, sources of capital, experience in the relevant real estate markets, and timelines did not indicate that the proposed buyer was a realistic potential purchaser. Finally, certain indications of interest were not pursued because the General Partners believed that market conditions and, therefore, prices, were likely to improve over the near-term.

  In October 1997 and July 1998, respectively, an equity real estate investment trust (the "REIT") and a real estate investment fund (the "Fund"), parties unrelated to the General Partners, each expressed an interest in acquiring the Property and certain other properties owned by the Affiliated Partnerships. The REIT and the Fund were familiar with these properties and their respective locations within their respective trade areas. The REIT offer included two properties which are no longer part of the RI Portfolio. Based on the General Partner's understanding of the allocation of the REIT's offer, the REIT offer for the RI Portfolio was $111,600,000, which was equal to the appraised value of the RI Portfolio as of December 31, 1996. As to the Partnership, this would have resulted in a purchase price for the Property of $5,700,000. The Fund offer indicated that the aggregate value of the RI Portfolio was $115,650,000, which equaled the value set forth in the Independent Appraisal, but, in consideration of the purported advantages to the seller of a single transaction over an asset-by-asset sale, including the avoidance of seller-paid brokerage commissions (estimated by the Fund to be 4% or more of the purchase price) and reduced legal fees and related closing costs, the Fund's offer for the RI Portfolio was $104,085,000. As to the Partnership, this would have resulted in a purchase price for the Property of $5,400,000. In any event, these offers were not accepted because, in the opinion of the General Partner and its affiliates, they either did not reflect the value of the Property at the time they were made and/or they were subject to significant due diligence, underwriting and other contingencies.

  Neither the General Partner, the Partnership nor any of their affiliates have received any other offers for the RI Portfolio or the Partnership's property. Due to, among other things, the protracted timelines, contingencies and administrative costs associated with sales of individual properties, continued individual sales of RI Portfolio properties have not been pursued by the General Partner and its affiliates subsequent to the REIT and Fund offers.

  Effective July 1, 1997, the General Partner purchased the co-general partner interest of RPI Real Estate Services, Inc. for $250,000 in cash. Subsequent to this acquisition, the General Partner has considered alternative disposition strategies for the Property in light of the following:

    (i) Due to previous sales of Partnership properties, the Partnership currently owns only one Property, resulting in a disproportionate amount of fixed costs associated with maintaining a public limited partnership;

    (ii) The General Partner believes that the appropriate strategy for the continued ownership of the Property is the implementation of a physical refurbishment program, which would result in capital expenditures that would likely be unattractive to the Limited Partners, because they would result in the suspension or reduction of cash distributions; and

    (iii) Oaktree is part of an integrated apartment community, the other properties of which are owned by Affiliated Partnerships, making a sale of the Property on a stand-alone basis difficult.

  In mid-February 1998, ConAm Management, an affiliate of the General Partner, acquired Alliance Residential Management, Inc., a Phoenix-based property management company ("Alliance"). At the time of the acquisition, Alliance was managing property in Phoenix on behalf of Lend Lease, advisor to the Pension Funds. Shortly after the acquisition of Alliance, Steve Walker, a Pension Fund senior portfolio manager at Lend Lease, telephoned Jim Krohn, the former owner of Alliance, who was at that time a newly-appointed officer at ConAm Management. During this telephone conversation, Mr. Walker asked to be introduced to the principals of ConAm Management, for the purpose of familiarizing himself with Lend Lease's new property manager and exploring whether any further mutually beneficial business relationships could be established between the two parties and/or their affiliates.

  On March 13, 1998, Mr. Krohn and J. Bradley Forrester, President of ConAm Management and Vice President of the general partner of the General Partner, flew to Atlanta to meet with Messrs. Ray D'Ardenne, Don Miller, Ted Klinck, and Walker of Lend Lease. During this meeting, Messrs. Forrester and Krohn presented the Lend Lease principals with general information about ConAm Management and the multi-family real estate holdings of its affiliates, including the RI Portfolio. The Lend Lease principals responded to this presentation by expressing Lend Lease's desire to acquire well-located multi-family properties where there was the opportunity to add value through physical refurbishment and repositioning. At that time, Mr. D'Ardenne expressed a possible interest in acquiring a small portfolio of multi-family residential housing properties from ConAm Management's affiliates. While, as described above, the General Partner and its affiliates had been contemplating a sale of the RI Portfolio for some time, no formal presentations, proposals or solicitations for an offer relating to the RI Portfolio were made to the Lend Lease principals on that date.

  On March 16, Mr. Forrester sent Mr. Klinck at Lend Lease an informational package relating to the RI Portfolio. The package included information relating to the locations of the properties, the number of units at each property, a brief financial overview, and lists of amenities. Over the next few days, Mr. Forrester continued to send information concerning the RI Portfolio to Mr. Klinck. Subsequently, Mr. Klinck called Mr. Forrester and expressed Lend Lease's interest in pursuing the acquisition of the RI Portfolio. The General Partner believes that, during this time, Lend Lease representatives may have made site visits to certain of the properties comprising the RI Portfolio. The General Partner and its affiliates did not consider retaining an independent advisor to represent the interests of the Limited Partners in any prospective sale of the Property, because they determined that that the Independent Appraisal would provide adequate assurance that a fair offer would be presented to the Limited Partners for approval.

  In late March and early April, the parties continued to exchange information relating to the RI Portfolio. At the request of Mr. Klinck, Mr. Forrester began to deliver more detailed financial reports and other information to Mr. Klinck, in order to assist Lend Lease in its development of an offer. During this time, Mr. Klinck and Mr. Forrester discussed the relative merits of having affiliates of the General Partner contribute up to $5 million to the purchase price of the RI Portfolio and provide property management services to the RI Portfolio after the proposed sale. Through this alignment of interests, Lend Lease believed that the underwriting risks inherent in the purchase of real estate properties and the risks associated with the ongoing management of the Property would be reduced. The General Partner believes that this reduction of risk to Lend Lease is reflected in the fact that the Purchase Price is greater than the amounts offered by others.

  During the following weeks, Lend Lease performed its own financial analysis of the RI Portfolio and made several visits to the RI Portfolio property sites. Also during this time, numerous telephone conversations took place between Mr. Klinck and Mr. Forrester. Mr. Forrester informed Mr. Klinck that if Lend Lease was not prepared to pay at least the appraised value of the RI Portfolio, then the General Partner would not be interested in making a sale. In arriving at this determination, the General Partner considered the original Unit price of $500 and concluded that a sale at the appraised value of the Property, when taken together with all prior distributions with respect to the Units, would provide the Limited Partners with a return of capital in excess of their original investment. Mr. Klinck made several counteroffers for the RI Portfolio at prices below the appraised value, but the General Partner refused to consider a sale at those prices. During the same period, Mr. Klinck attempted to negotiate a break-up fee of $250,000, to become payable to Lend Lease if the proposed sale of the RI Portfolio did not close due to a lack of approval by the limited partners of the Partnership or any Affiliated Partnership. The General Partner refused to make these concessions.

  On May 22, 1998, Mr. Klinck sent a proposed term sheet to Mr. Forrester, including a proposed purchase offer for the RI Portfolio. On June 10, 1998, Messrs. Klinck, Walker and Joe Thomas from Lend Lease met with Messrs. Epstein, Dupree, Svatos and Tilley to discuss the transaction in general. On July 7 and 8, 1998, Mr. Forrester and Michael Johnson, a regional vice president of ConAm Management, went to Jacksonville, Florida to present the RI Portfolio properties in that area to Messrs. Walker, Thomas and Klinck and representatives of the Pension Funds. On July 28 and 29, 1998, a similar meeting took place in Phoenix, Arizona. Over the next few months, Mr. Forrester continued to send information on the RI Portfolio to Mr. Klinck, including city maps, rental brochures, market summaries, occupancy information, floor and site plans, management report summaries, operating statements, rent rolls, location maps, memos regarding capital improvements and management biographies.

  During late July, the parties continued to negotiate the Purchase Price. In arriving at the purchase offer contained in the proposed term sheet, Lend Lease had performed independent evaluations of the historical financial performance of the properties, the current and anticipated local real estate market conditions affecting the properties, and the existing physical condition of the properties. Lend Lease's purchase offer was less than the value set forth in the Independent Appraisal, and the proposed purchase agreement contained provisions obligating the Partnership to make additional expenditures for capital improvements prior to closing (or credit the purchase price for any unexpended amounts). As a result of the late July telephonic negotiations between Mr. Klinck and Mr. Forrester, the purchase offer was increased to the value set forth in the Independent Appraisal. In late August and early September, the parties agreed to eliminate the obligation to make additional expenditures for capital improvements.

  In the course of evaluating financing options for the proposed acquisition, the prospective lender to the Purchaser had an independent appraisal of the RI Portfolio prepared (the "Lender Appraisal"). The Lender Appraisal indicated that the appraised value of the Property was $5,770,000. After deducting a sales commission of 2.5%, or $144,250, normally paid by the seller but not applicable to the Sale, the Lender Appraisal indicated that the value of the Property was $5,625,750, which is less than the value of $6,000,000 set forth in the Independent Appraisal. During late October 1998, Mr. Forrester had numerous telephone conversations with Mr. Klinck in which Mr. Klinck sought a reduction in the purchase offer and Mr. Forrester sought to have the purchase offer remain at $6,000,000. As a result of these discussions, the purchase offer was reduced from $6,000,000 to the Purchase Price of $5,800,000. This brought the aggregate amount offered by the Purchaser for the RI Portfolio to $117,900,000.

  Thereafter, the parties finalized the material terms of the proposed LLC Agreement, the property management agreement for ConAm Management, and the Purchase Agreement. The definitive Purchase Agreement will be executed and delivered immediately after the Proposals are approved by the Limited Partners and comparable transactions are approved by the limited partners of the Affiliated Partnerships.

CONFLICTS OF INTEREST OF THE GENERAL PARTNER

  The Sale contemplates that the properties will be sold to an entity in which an affiliate of the General Partner will own a 9% interest. Because of this ownership interest, the General Partner has a conflict with the interests of the Limited Partners, and the interests of the General Partner may conflict with its fiduciary obligation to the Limited Partners. The General Partner believes, however, that the Sale is fair to the Limited Partners. The General Partner believes that the fairness factors enumerated in "SPECIAL FACTORS-- Fairness of the Sale," and the fact that the Sale requires the approval of the Limited Partners, provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction.

  Nevertheless, Limited Partners should consider the following factors when examining the Sale:

    (i) In consideration of a pro rata cash capital contribution to the Purchaser, an affiliate of the General Partner, ConAm DOC, will own a 9% interest in the Purchaser, and consequently, the General Partner faces direct conflicts of interest in negotiating the Sale. Furthermore, ConAm DOC has the potential to receive up to an additional 18% of the profits of the Purchaser after pro rata distributions of profits to members of the Purchaser have resulted in recoupment by such members of their aggregate capital contributions and payment of cumulative returns of 15% per annum on their previously unrecovered capital contributions.

    (ii) No independent committee or representative has been appointed or retained to negotiate the terms of the Sale on behalf of the Limited Partners.

    (iii) The Partnership has in the past and is currently being represented by legal counsel who has also represented and is currently representing the General Partner and certain of its affiliates in various matters, and the Limited Partners will not be represented by separate legal counsel.

    (iv) As an equity participant in the Purchaser, an affiliate of the General Partner will benefit from any future cash flow attributable to, and any future appreciation of, the Property if the Sale is approved. Furthermore, if the Sale is approved, ConAm Management, an affiliate of the General Partner which will not be a member of the Purchaser, will be party to a property management agreement relating to the Property. ConAm Management might not have otherwise obtained this contract if it were not an affiliate of the General Partner. Finally, the General Partner and its affiliates will benefit from the Sale as discussed in "SPECIAL FACTORS-- Effects of the Sale."

FAILURE TO APPROVE THE SALE

  The General Partner believes that consummation of the Sale is the preferable course of action at this time. If the Limited Partners fail to approve the Proposals, however, the Partnership will attempt to obtain financing for the Property and utilize any loan proceeds to implement certain capital improvements. The Partnership might then take advantage of any future property appreciation through a future sale of the Property to the Purchaser or otherwise (subject to any necessary amendment to the Partnership Agreement to permit such sale, which might require the consent of the Limited Partners). There is no assurance that the General Partner could arrange for an alternative sale of the Property at an appropriate price or on terms acceptable to the Partnership. Such a course of action could also increase the risk of loss of the Property due to any failure to make debt service payments and might also adversely affect the timing and amount of future distributions to Limited Partners.

  The General Partner believes that a financing of the Property at 75% of the Lender Appraisal could generate $4,327,500 in loan proceeds. After deducting financing costs and reserves for capital expenditures required to maintain the competitive position of the Property, the General Partner estimates that the Partnership could make a tax-deferred distribution of approximately $39.20 per Unit, as compared to an expected distribution of $68.14 per Unit from net proceeds from the Sale and the subsequent liquidation of the Partnership.

  If the Property was leveraged to the extent set forth above at a 7% interest rate, the debt service of $345,492 related to the financing might result in the suspension of distributions or might affect the timing and amount of future distributions. Furthermore, under current lending practices, the loan would include provisions that could result in material prepayment penalties if the loan was repaid prior to its maturity. Furthermore, pursuant to the Partnership Agreement, the General Partner would be entitled to 1% of the loan proceeds or approximately $38,211. Consequently, the General Partner believes that the Sale is the preferable course of action at this time.

TERMS OF THE PURCHASE AGREEMENT

  The following is a summary of the material terms of the proposed Purchase Agreement. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE IS MADE TO THE FORM OF PURCHASE AGREEMENT, WHICH IS AVAILABLE UPON REQUEST PURSUANT TO THE PROCEDURES SET FORTH IN THE SECTION OF THIS SOLICITATION STATEMENT ENTITLED "AVAILABLE INFORMATION." Capitalized terms used but not defined in this summary of material terms have the meaning ascribed to them in the form of the Purchase Agreement.

  Structure of the Sale. The Partnership holds title to the Property. In order to effectuate the Sale, the Partnership will transfer title and deliver the deeds and other documents of transfer to the Purchaser on the Closing Date.

  Purchase Price. The Purchase Price for the Property will be $5,800,000, payable by the Purchaser on the Closing Date and subject to certain adjustments at closing. The Purchase Price will be paid in cash and is expected to be paid out of proceeds from third party financing and capital contributions made to the Purchaser. It is anticipated that the third party financing will be provided by the Federal National Mortgage Association ("FNMA"). FNMA would be financing 65% of the aggregate purchase price for the RI Portfolio under a $100,000,000 Master Credit Facility (the "Proposed Facility") secured by the RI Portfolio. The Proposed Facility would have a five-year term and a minimum borrowing base of $50,000,000. All loans under the Proposed Facility would be cross-collateralized and cross-defaulted, and the Proposed Facility would require a minimum of five properties in three geographically distinct areas. For these reasons, a similar financing facility is not available to the Partnership.

  It is expected that borrowings under the Proposed Facility will bear a variable interest rate of 0.52% plus the effective interest rate at which FNMA is able to sell mortgage-backed securities collateralized by outstanding borrowings. The General Partner estimates that the effective interest rate would be 5.74% if borrowings were outstanding at this time. The Pension Funds intend to cause the Purchaser to enter into an interest rate swap agreement with a commercial bank that will effectively fix the interest rate for five years at approximately 6%.

  The Proposed Facility will require the Purchaser to pay a prepayment penalty if outstanding borrowings are repaid within the first three years. The Purchaser has no plans to refinance or repay the Proposed Facility prior to the earlier of its maturity date or the sale by it of any or all of the RI Portfolio.

  Condition of the Property; Review of the Property. The Purchaser will purchase the Property on an "As Is," "Where-Is" and "With All Faults" basis with limited representations by the Partnership as to the condition of the Property or its fitness for any purpose. Lend Lease, on behalf of the Pension Funds, has undertaken an extensive due diligence review of the Property. Unlike purchasers in many third party purchase agreements, Lend Lease will complete its due diligence prior to execution of the Purchase Agreement, and as such, satisfaction with the due diligence investigation will not be a condition precedent to closing.

  Conditions Precedent to Closing. The obligation of the Partnership to close under the Purchase Agreement will be subject to approval of the Proposals by the Limited Partners. The obligation of the Purchaser to close under the Purchase Agreement will be subject to the concurrent approval by the limited partners of the Affiliated Partnerships of the sale of their respective properties to the Purchaser. In addition, there will be customary closing conditions for real estate transactions, including issuance of appropriate title policies.

  Casualty to or Condemnation of the Property. If the Property or any portion thereof is damaged by fire or other casualty on or before the Closing Date, and the cost of repairing such damage equals or exceeds the greater of $400,000 or 5% of the Purchase Price, then the Purchaser may elect to terminate the Purchase Agreement. Further, if all or any material portion of the Property is taken by eminent domain (or is a subject of a pending or contemplated taking which has not been consummated) before the Closing Date, then the Purchaser will have the right to terminate the Purchase Agreement. In the event of a fire or other casualty where the damage is less than $400,000 or 5% of the Purchase Price, or if the condemnation does not affect a material portion of the Property, the Purchaser will be required to proceed with the closing without adjustment to the Purchase Price and will be entitled to receive, as applicable, an assignment of the proceeds of any insurance in the event of a fire or other casualty or an assignment of any award for such taking in the event of a condemnation.

  The purchase agreements relating to the properties of the Affiliated Partnerships will contain provisions substantially similar to those outlined above with respect to the rights of the Purchaser to terminate such purchase agreements as a result of condemnation or destruction of the applicable properties. While, as a general rule, the Purchaser will be able to terminate the Purchase Agreement if any one of the sales to the Purchaser by the Affiliated Partnerships is terminated, the Purchase Agreement will provide that the Purchaser may terminate the Purchase Agreement in the case of condemnation or destruction of the properties of the Affiliated Partnerships only if two or more of such properties are condemned or destroyed. For purposes of the foregoing determination, properties which comprise an integrated apartment community will be counted as a single property. Because the Property is part of an integrated apartment community, the Purchase Agreement permits the Purchaser to terminate the Purchase Agreement if, because of condemnation or destruction, the Purchaser is entitled to terminate the purchase agreements with respect to the other property or properties comprising such integrated apartment community, irrespective of whether there has been condemnation or destruction of the Property or any other properties of the Affiliated Partnerships.

  Representations and Warranties and Physical Due Diligence Conditions. Unlike many third party agreements, the Purchase Agreement will not require the Partnership to make substantial representations and warranties concerning the condition or operation of the Property, or other similar matters, such as environmental studies or engineering. The Purchase Agreement also will not provide the purchaser with a typical period to perform due diligence investigations at the Property or with a basis on which to refuse to close the Sale based directly on the outcome of any due diligence investigation, since such due diligence investigations will have been completed prior to execution of the Purchase Agreement. Further, any representations and warranties made by the Partnership pursuant to the Purchase Agreement will survive for a period of only six months after the closing, which is a shorter period of time than that found in many third party agreements.

  Default and Damages. The Purchase Agreement will provide that the Purchaser's recourse for any uncured breach ("Default") by the Partnership on or prior to the Closing Date of any matter related to the Purchase Agreement will be either to (i) seek from the escrow holder the return of the earnest money deposit made on behalf of the Purchaser and any documents which have been deposited with the escrow holder on behalf of the Purchaser and to seek reimbursement from the Partnership for the reasonable and documented out-of-pocket expenses incurred in connection with Lend Lease's due diligence investigation (such as environmental and engineering studies) and other transaction costs, but in no event an amount in excess of 1/4% of the Purchase Price, or (ii) seek specific performance of the Partnership's obligations under the Purchase Agreement.

  In the event of the Purchaser's Default with respect to the Purchase Agreement or the purchase agreements relating to the properties of the Affiliated Partnerships, the Partnership's sole remedy will be to retain, as liquidated damages, the earnest money deposit for the Property. Further, in the event the Purchaser objects or fails to cooperate with the release of such earnest money deposit held by the escrow holder, the Partnership will also have all of the remedies otherwise available to the Partnership at law or in equity.

  Pro-rations and Costs. All items of income and expense for the Property, such as collected rents and real estate taxes, will be apportioned and adjusted between the Partnership and the Purchaser to the Closing Date. The Partnership and the Purchaser will each pay one-half of any third party escrow fees from the transaction, with the Partnership paying any documentary transfer and stamp taxes in connection with the recordation of the applicable deed and the Purchaser paying the premiums and other costs for title insurance, including any endorsements requested by the Purchaser or its lender.

  Comparison to Third Party Agreements. The Purchase Agreement relating to the Sale will contain several provisions which are not customarily found in combination with each other in many third party agreements.

  Provisions which may be more advantageous to the Partnership than those found in many third party agreements include the following: the lack of due diligence conditions precedent to closing; lack of a financing contingency; limited representations and warranties; limited survivability of representations and warranties; and sale of the Property on an "as is" basis.

  Provisions which may be less advantageous to the Partnership than those found in many third party agreements include the condition precedent to closing of concurrent approval by the limited partners of the Affiliated Partnerships of the sale of their respective properties to the Purchaser and the ability of the Purchaser to terminate the Purchase Agreement if, due to condemnation or casualty, the Purchaser is entitled to terminate the purchase agreements with respect to any two or more properties owned by the Affiliated Partnerships.

THE AMENDMENT

  The Partnership Agreement prohibits sales of property to the General Partner or an "affiliate" of the General Partner. "Affiliate" is defined in relevant part as any person "that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in," another person. While the Pension Funds will own 91% of the Purchaser and will effectively control the Purchaser, an affiliate of the General Partner will (i) own a 9% interest in the Purchaser,
(ii) have a right of first offer and certain buy/sell rights under the proposed LLC Agreement and (iii) have the potential to receive up to an additional 18% of the profits of the Purchaser after pro rata distributions of profits to members of the Purchaser have resulted in recoupment by such members of their aggregate capital contributions and payment of cumulative returns of 15% per annum on their previously unrecovered capital contributions. An affiliate of the General Partner which will not be a member of the Purchaser will serve as the initial property manager for the Purchaser. The foregoing factors might cause the Purchaser to be an "affiliate" of the General Partner under the terms of the Partnership Agreement. In order to permit the Sale, the General Partner proposes to amend the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. The proposed Amendment requires the approval of a majority in interest of the Limited Partners. The full text of the proposed Amendment is set forth in Appendix A hereto.

INDEMNIFICATION

  If a claim is made against the General Partner in connection with its actions on behalf of the Partnership with respect to the Sale, the General Partner expects that it will seek to be indemnified by the Partnership with respect to such claim. The Partnership Agreement provides that, except in the case of fraud, negligence, misconduct or other breach of fiduciary duty to the Partnership or any Partner, the General Partner will not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners for any liabilities or other obligations imposed on, incurred by or asserted against the General Partner or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership or on the part of the General Partner as a general partner of the Partnership. However, the General Partner will not be indemnified from any liability, loss, or damage incurred by it in connection with any claim or settlement involving allegations that any state securities law or the Securities Act of 1933, as amended, was violated by the General Partner unless the General Partner is successful in defending such action and such indemnification is specifically approved by a court of law which has been advised as to the current position of both the Securities Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities laws.

  As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partner relating to its involvement in the Sale could be more limited than the remedy which might have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification would reduce the amount of Partnership cash available for distributions to the Limited Partners by an amount equivalent to that paid to the General Partner under such a claim.

         CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE

GENERAL

  The Sale, if approved, will have certain tax implications to the Limited Partners that must be considered. The following summarizes the material estimated federal income tax consequences to Limited Partners arising from the Sale and provides a general overview of certain state income tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and published positions of the Internal Revenue Service (the "Service"), each as in effect on the date of this Solicitation Statement. There can be no assurance that the Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the federal or state income tax law regarding the matters described herein, potentially with retroactive effect. This summary is not intended to, and should not, be considered an opinion respecting the federal or state income tax consequences of the Sale.

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing his or her income tax liability, his or her allocable share of the partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss") in accordance with the partnership agreement. If the allocation of income or loss in the partnership agreement does not have "substantial economic effect" as defined in Code Section 704(b), the law requires the partnership's income or loss to be allocated in accordance with the partners' economic interests in the partnership. The distribution of cash attributable to partnership income is generally not a separate taxable event.

  For tax purposes, the Partnership will realize and recognize gain or loss, in some cases, for each building which is part of the Property. The amount of gain for tax purposes recognized with respect to an asset, if any, will be an amount equal to the excess of the amount realized (i.e., cash or consideration received reduced by the expenses of the Sale) over the Partnership's adjusted tax basis for such asset. Conversely, the amount of loss recognized with respect to an asset, if any, will be an amount equal to the excess of the Partnership's adjusted tax basis over the amount realized by the Partnership for such asset. The "adjusted tax basis" of an asset is its cost (including nondeductible capital expenditures made by the Partnership at the time of purchase) or other basis with certain additions or subtractions, including (i) additions for the cost of capital expenditures such as improvements, betterments, commissions and other nondeductible charges and (ii) subtractions for depreciation and amortization.

  Each Limited Partner must report his or her allocable share of these gains and losses in the calendar year in which the Partnership's fiscal year in which the Property is sold ends. For example, a sale by the Partnership in December 1998 would be reportable in 1999 because the Partnership's fiscal year would end in November 1999. Each Limited Partner's allocable share of any
Section 1245 gain, Section 1231 gain, Section 1250 gain or loss and Partnership net taxable income or loss from operations will be reflected on his or her applicable Schedule K-1 (as determined in accordance with the allocation provisions contained in the Partnership Agreement discussed below).

  Under Section 702(a)(3) of the Code, a partnership is required to separately state, and partners are required to account separately for, their distributive share of all gains and losses. Accordingly, each Limited Partner's allocable share of any Section 1231 gain or loss and depreciation recapture realized by the Partnership as a result of the Sale would be reportable by such Limited Partner on his or her individual tax return. Section 1231 gains are those gains arising from the sale or exchange of "Section 1231 Property" which means
(i) depreciable assets used in a trade or business or (ii) real property used in a trade or business and held for more than one year. Conversely, Section 1231 losses are those losses arising from the sale or exchange of Section 1231 Property. If Section 1231 losses exceed Section 1231 gains, such losses would be treated as ordinary losses by the Partners.

  To the extent that Section 1231 gains for any taxable year exceed certain
Section 1231 losses for the year, subject to certain exceptions (such as depreciation recapture, as discussed below), such gains and losses will be treated as long-term capital gains. However, Section 1231 gains will be treated as ordinary income to the extent of prior Section 1231 losses from any source that were treated as ordinary in any of the previous five years.

  Under Sections 1245 and 1250 of the Code, a portion of the amount allowed as depreciation expense with respect to Section 1231 Property may be "recaptured" as ordinary income upon sale or other disposition rather than as long-term capital gains ("Section 1245 gains" and "Section 1250 gains," respectively). The Partnership does not anticipate that it would have material amounts of
Section 1245 or Section 1250 gains as a result of the Sale.

  The Partnership Agreement provides that distributions from the Sale will be made:

    (i) First, 99% to the Limited Partners and 1% to the General Partner until each Limited Partner has received an amount equal to his Adjusted Capital Value (as defined in the Partnership Agreement);

    (ii) Second, and subject to certain reductions, 99% to the Limited Partners and 1% to the General Partner until each Limited Partner has received an amount equal to a 12% cumulative annual return with respect to his Adjusted Capital Value, which amount shall be calculated commencing with the first anniversary date of the last Additional Closing Date (as defined in the Partnership Agreement) (but in no event less than a 6% cumulative annual return with respect to the Limited Partner's Adjusted Capital Value calculated from the date of the Limited Partner's admission to the Partnership); and

    (iii) Third, the balance 85% to the Limited Partners and 15% to the General Partner.

  The General Partner expects that the Limited Partners will recognize a tax loss from the Sale of approximately $0.71 per Unit. Accordingly, there will be no federal income tax liability to the Limited Partners as a result of the Sale. Taxable loss for each fiscal year is allocated 99% to the Limited Partners and 1% to the General Partner. The expected distribution to the Limited Partners from net proceeds from the Sale and certain cash from operations, together with the planned distribution upon liquidation, is anticipated to be approximately $68.14 per Unit.

  After allocating income or loss to the Partners, with the concomitant tax basis adjustments, the distribution of proceeds from the Sale will reduce each Limited Partner's federal income tax basis in its Unit. To the extent that the amount of the distribution is in excess of that basis, such excess will be taxed as a long-term or short-term capital gain depending on a Limited Partner's holding period. To the extent that the distribution received is less than that basis, the remaining basis, representing a Partner's share of the Partnership syndication cost incurred at the inception of the Partnership, may represent a tax benefit in connection with the termination of such Partner's partnership interest. Limited Partners are encouraged to consult their respective tax advisors with respect to the foregoing.

CAPITAL GAINS AND LOSSES

  Net long-term capital gains allocated to individuals, trusts and estates from the Sale will be taxed at a maximum rate of 20% (except that the rate will be 25% on that portion of the gain which is equal to the amount of real estate depreciation not recaptured as ordinary income under Section 1250), while ordinary income will be taxed at a maximum rate of up to 39.6%. The amount of net capital loss that can be utilized to offset income will be limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations.

PASSIVE LOSS LIMITATIONS

  Limited Partners who are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules. A Limited Partner's allocable share of Partnership income or loss is treated as derived from a passive activity, except to the extent of the Partnership's portfolio income. Portfolio income includes such items as interest and dividends. A Limited Partner's allocable share of any Partnership loss realized on the Sale will be characterized as passive activity loss, and the liquidation of the Partnership will permit the deduction of any previously deferred passive losses, if any, allocated to the Limited Partners.

CERTAIN STATE INCOME TAX CONSIDERATIONS

  Because each state's tax law varies, it is impossible to predict the tax consequences to the Limited Partners in all the state tax jurisdictions in which they are subject to tax. Accordingly, the following is a general summary of certain common (but not necessarily uniform) principles of state income taxation. State income tax consequences to each Limited Partner will depend upon the provisions of the state tax laws to which the Limited Partner is subject. The Partnership will generally be treated as engaged in business in the state in which the Property is located, and the Limited Partners would generally be treated as doing business in that state and therefore subject to tax in that state. Most states modify or adjust the taxpayer's federal taxable income to arrive at the amount of income potentially subject to state tax. Resident individuals generally pay state tax on 100% of such state-modified income, while corporations and other taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules.

TAX CONCLUSION

  The discussion set forth above is only a summary of the material federal income tax consequences to the Limited Partners of the Sale and of certain state income tax considerations. It does not address all potential tax consequences that may be applicable to the Limited Partners and to certain other categories of Limited Partners, such as non-United States persons, corporations, insurance companies, subchapter S corporations, partnerships or financial institutions. It also does not address local or foreign tax consequences of the Sale. ACCORDINGLY, LIMITED PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE SALE TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                                 DISTRIBUTIONS

  Since its inception on January 23, 1984, the Partnership has made quarterly distributions aggregating $304.68 per Unit and returns of capital of $414.00 per Unit. The Partnership has made distributions averaging $1.88 per Unit during each of the last eight fiscal quarters. With the projected distribution of $68.14 per Unit upon liquidation of the Partnership, Limited Partners will have received aggregate distributions of approximately $786.82 per Unit on an initial investment of $500.

                              NO APPRAISAL RIGHTS

  If Limited Partners owning a majority of the outstanding Units on the Record Date consent to the Proposals, such approval will bind all Limited Partners. The Partnership Agreement and the New York Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Limited Partners who dissent from the consent of the majority in approving or disapproving the Proposals. Accordingly, dissenting Limited Partners do not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the action of a majority in interest of the Limited Partners.

                             MARKET FOR THE UNITS

  The General Partner has no knowledge of a formal, established public trading market for the Units and believes that secondary sales activity for the Units is limited and sporadic. Due to the fact that the Units are not listed on any exchange or quoted on NASDAQ, privately negotiated sales and sales through intermediaries are the primary means available to a Limited Partner to liquidate an investment in the Units. While some information is available through private publications regarding the prices at which such secondary sales transactions in the Units have been made, these publications expressly disclaim the accuracy and reliability of the information regarding such trades. Accordingly, the General Partner does not believe that such information is of comparative value in analyzing the distributions to be made in connection with the Sale. No sales were made by or to affiliates of the Partnership during the last two years.

  In addition to informal secondary market sales, investors have periodically sought to acquire Units by means of a tender offer for outstanding Units. However, such tender offers generally involve only a limited number of Units, are held open only for a limited time, and are available only on a limited basis. Furthermore, those tender offers during the past three years of which the General Partner is aware have been made at approximately 41% to 72% of the net asset value of the Units. In particular, during the last six months, one tender offer for outstanding Units was made by a party unaffiliated with the General Partner for the price of $40 per Unit. The estimated aggregate distribution to the Limited Partners following consummation of the Sale and the anticipated liquidation of the Partnership, equal to $68.14 per Unit, compares favorably with the price of $40 per Unit represented by this recent tender offer.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  On the Record Date, there were 96,490 Units issued and outstanding and entitled to vote held of record by [5,251] Limited Partners. At the Record Date, Daniel J. Epstein, Chairman and Chief Executive Officer of ConAm Management, owned 20 Units (approximately 0.0207% of the outstanding Units). Mr. Epstein intends to consent to the Proposals. No person is known by the Partnership to be the beneficial owner of more than 5% of the Units.

                             YEAR 2000 INFORMATION

  The Partnership has assessed the potential impact of the "Year 2000" computer systems issue on its operations. If the Sale is consummated, the Partnership will liquidate prior to January 1, 2000, and no Year 2000 issues will be presented.

  In the event that the Sale is not consummated, the Partnership has relied on the efforts of ConAm Management, which has been retained by the Partnership to manage the business and financial operations of the Property, to resolve any potential Year 2000 issues. In the course of providing property management services for the Partnership, ConAm Management retained a third party consultant to modify all applicable software to provide for 4-digit year fields. The General Partner believes that the modifications undertaken by ConAm Management are sufficient to address any potential Year 2000 problems and that the impact of the Year 2000 issue will not materially affect the Partnership's operating results or financial condition if the Sale is not consummated. Accordingly, neither ConAm Management nor the Partnership has taken any further actions with respect to the Year 2000 issue.

                               VOTING PROCEDURES

  Each Limited Partner is entitled to one (1) vote for each Unit owned of record by such Limited Partner on the Record Date. Approval of the Proposals requires the affirmative consent of Limited Partners holding a majority in interest of the Units. A duly executed consent card on which a consent or an indication of withholding consent is not indicated will be deemed a consent to the Proposals. A consent may be revoked by written notice of revocation or by a later-dated consent containing different instructions at any time on or before the Expiration Date.

  This Solicitation Statement is accompanied by a separate consent card. Consent cards should be completed, signed and returned by the Expiration Date to the Solicitation Agent at the address specified below or by facsimile transmission of the front and back of the card to the number specified below. A self-addressed, prepaid envelope for return of the consent card is included with this Solicitation Statement.

                  By Mail:                            By Facsimile:
                [         ]                         (   )  [   -     ]
                [         ]
                [         ]

                             For Information Call:

                               [(   )    -    ]
                                  (Toll-Free)

                             AVAILABLE INFORMATION

  The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

  The following documents, which have been filed with the Commission, contain important information about the Partnership and its financial condition and are annexed hereto as Annex 1 and Annex 2, respectively:

    (i) The Partnership's Annual Report on Form 10-K for the year ended November 30, 1997 (Commission File No. 0-13330) (the "Form 10-K").

    (ii) The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (Commission File No. 0-13330) (the "Form 10-Q").

  The Commission permits the Partnership to "incorporate by reference" information into this Solicitation Statement, which means that the Partnership can disclose important information to Limited Partners by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this Solicitation Statement, except for any information superseded by information in this Solicitation Statement.

  The Partnership hereby incorporates by reference the Form 10-K, all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act that it may file or has already filed with the Commission between November 30, 1997 and the date of action by Consent, other than those delivered in connection herewith, and the financial information contained in Part I of the Form 10-Q.

  A Limited Partner of the Partnership may obtain from the Partnership or the Commission any of the documents incorporated by reference. Documents incorporated by reference are available from the Partnership without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in the document incorporated by reference in this Solicitation Statement. Limited Partners may obtain documents incorporated by reference in this Solicitation Statement, or a copy of the Partnership Agreement or the form of Purchase Agreement, by written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, from ConAm Property Services III, Ltd., 1764 San Diego Avenue, San Diego, California 92110-1906, telephone number (619) 297-6771.

  If you would like to request documents from the Partnership, please do so by
[        ], 1998 in order to ensure receipt before action by Consent.

San Diego, California
November [    ], 1998
                                          CONAM PROPERTY SERVICES III, LTD.,
                                          General Partner

                                          By: Continental American
                                              Development, Inc.,
                                              the General Partner

                                          By:  ________________________________
                                                     Daniel J. Epstein
                                               President and Chief Executive
                                                          Officer

                                                                     APPENDIX A

                            THE PROPOSED AMENDMENT

  Set forth below is the provision of the Partnership Agreement that would be modified by the proposed Amendment. The following is qualified in its entirety by reference to the form of Amendment, a copy of which can be obtained without charge from the Solicitation Agent.

  IF THE PROPOSED AMENDMENT IS ADOPTED, THE FOLLOWING SECTION WILL BE MODIFIED AS FOLLOWS (underlines indicate where text has been added):

11. RIGHTS, DUTIES AND LIABILITY OF GENERAL PARTNERS.

  ....

  d. Limitations on General Partners' Authority. The General Partners shall have no authority to do any act prohibited by law, nor shall the General Partners have any authority to:

  ....

    (xi) Permit the Partnership to purchase or lease property in which a General Partner or any Affiliate has an interest or sell any Property to a General Partner or any Affiliate, except as otherwise provided herein or
                                                                        --
  unless such transaction is specifically approved by Limited Partners owning
  ---------------------------------------------------------------------------
  a majority of the Units outstanding at that time.
  -------------------------------------------------

  [The remainder of Section 11 is unaffected.]

                                                                     APPENDIX B

                      FORM OF CONSENT OF LIMITED PARTNER

                     CONAM REALTY PENSION INVESTORS, L.P.

                          CONSENT OF LIMITED PARTNER

  THIS CONSENT IS SOLICITED BY AND ON BEHALF OF CONAM REALTY PENSION INVESTORS, L.P. (THE "PARTNERSHIP") BY CONAM PROPERTY SERVICES III, LTD., THE GENERAL PARTNER OF THE PARTNERSHIP. The General Partner recommends a vote "FOR" the Proposals, as defined in the accompanying Consent Solicitation Statement. A vote "FOR" the Proposals also will constitute your consent to all actions necessary to consummate all transactions with respect to the Proposals contemplated by the Consent Solicitation Statement. All capitalized terms used herein without definition have the meanings assigned to them in the Consent Solicitation Statement.

  THIS CONSENT WILL BE RECORDED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW. IF NO INSTRUCTIONS ARE INDICATED, YOU WILL BE DEEMED BY YOUR SIGNATURE BELOW TO HAVE CONSENTED TO THE PROPOSALS AS RECOMMENDED BY THE GENERAL PARTNER.

        PLEASE MARK THE APPROPRIATE BOX WITH RESPECT TO EACH PROPOSAL:

                                               FOR  AGAINST  ABSTAIN
                                               ---  -------  -------
With the General Partner's recommendation to
approve the Sale of the Property (as set
forth in "ACTION BY CONSENT--Matters to be
Considered), the undersigned votes all of the
undersigned's Units:                           [_]   [_]     [_]
With the General Partner's recommendation to
approve the Amendment of the Partnership
Agreement (as set forth in Appendix A to the
Consent Solicitation Statement), the
undersigned votes all of the undersigned's
Units:                                         [_]   [_]     [_]

  If the Sale is approved but the Amendment of the Partnership Agreement is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur. If the Amendment of the Partnership Agreement is approved but the Sale is not, the General Partner anticipates amending the Partnership Agreement in accordance with Appendix A to the Consent Solicitation Statement.

  The undersigned acknowledges receipt from the General Partner of the Consent
Solicitation Statement dated November [    ], 1998 pertaining to the
Proposals.

Dated:                 , 1998               -------------------------------
                                                        Signature

                                            -------------------------------
                                                       Print Name

                                            -------------------------------
                                               Signature (if held jointly)

                                            -------------------------------
                                                       Print Name

                                            -------------------------------
                                                          Title

  Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT, PRIOR TO 5:00 P.M. PACIFIC
STANDARD TIME ON [          ], 1998 (UNLESS SUCH TIME IS EXTENDED PURSUANT TO
THE CONSENT SOLICITATION STATEMENT), BY FACSIMILE TO [facsimile number of Solicitation Agent] OR BY MAIL, USING THE ENCLOSED PRE-PAID ENVELOPE, TO [address of Solicitation Agent].

                                                                         Annex I

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-K

  [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
      ACT OF 1934

                 For the fiscal year ended:  November 30, 1997

                                       OR

         [   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from _____ to _____

                        Commission file number:  0-13330

                         CONAM REALTY PENSION INVESTORS
                               formerly known as
                     HUTTON/CONAM REALTY PENSION INVESTORS
             (Exact name of registrant as specified in its charter)


      New York                      0-13330                 11-2673854
State or other jurisdiction        Commission              IRS Employer
  of incorporation                 File Number           Identification No.

1764 San Diego Avenue
San Diego, CA  92110 Attn.: Robert J. Svatos                92110-1906
Address of principal executive offices                       Zip Code

Registrant's telephone number, including area code (619) 297-6771

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                                 Title of Class

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                       Yes  X      No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

Documents Incorporated by Reference:

Portions of Parts I, II, III and IV are incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997.

                                PART I

Item 1.  Business

(a) General Description of Business and Objectives

This Form 10-K contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual Results could differ materially from those projected in or contemplated by the forward-looking statements as a result of a number of factors, including those identified herein.

ConAm Realty Pension Investors, (formerly known as Hutton/ConAm Realty Pension Investors), (the "Partnership") is a New York limited partnership formed on January 23, 1984. ConAm Property Services III, Ltd. ("CPS III"), a California limited partnership, and RPI Real Estate Services, Inc. ("RPI"), a Delaware corporation, were the original co-general partners of the Partnership since its inception. On October 8, 1997, CPS III acquired RPI's co-general partner interest in the Partnership effective July 1, 1997, pursuant to a Purchase Agreement between CPS III and RPI dated August 29, 1997. As a result, CPS III now serves as the sole general partner of the Partnership. In conjunction with this transaction, the name of the Partnership was changed from Hutton/ConAm Realty Pension Investors to ConAm Realty Pension Investors.

The Partnership was organized to engage in the business of investing in multifamily residential rental properties by making equity participating loans secured by first mortgages or deeds of trust on such properties. The Partnership originally invested in five equity participating mortgage loans, one of which was repaid in December 1987. Three of the borrowers defaulted under the equity participating loans and the Partnership obtained title to the properties which secured such loans through foreclosure or deeds in lieu of foreclosure. As a result, the Partnership became an owner and operator of the properties. During its fiscal year ended November 30, 1997, the Partnership sold two of the properties, Chaparosa Apartments in Irving, Texas and Bryn Athyn Apartments in Raleigh, North Carolina, to purchasers unaffiliated with the Partnership for sale prices of $6.0 million and $9.2 million, respectively. See Item 7 and Note 4 to the Financial Statements, included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14 for additional information regarding these property sales. Information regarding the Partnership's two remaining investments in property is set forth below.

(1) On September 28, 1984, the Partnership funded an equity participating loan in the amount of $4,475,250 to Southridge Partners I, ("Southridge"), a privately offered New York limited partnership, whose general partners are affiliates of RPI and CPS III, in connection with the purchase by Southridge of Oaktree Village ("Oaktree"), a 160-unit apartment complex located in Jacksonville, Florida. On September 19, 1997, the Partnership obtained legal title to Oaktree through a deed in lieu of foreclosure. As a result, Oaktree is now recorded as a real estate investment rather than a mortgage loan investment on the Partnership's balance sheet. For more information on the defaulted loan and the transfer of ownership of Oaktree to the Partnership, reference is made to Item 7 and Note 4 to the financial statements, included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under
    Item 14.

(2) On December 21, 1984, the Partnership funded an equity participating loan in the amount of $5,200,650 to Southridge, in connection with the purchase by Southridge of Park View Village ("Park View"), a 184-unit apartment complex located in Winter Park (a suburb of Orlando), Florida. On September 19, 1997, the Partnership and Southridge signed a definitive agreement to modify the terms of the loan secured by Park View, which among other things, allowed for an extension of the maturity date of the loan and a conditional deferral of debt service payments. Reference is made to Item 7 and Note 4 to the financial statements, included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14, for more information on the Park View Loan.

Funds held as working capital are invested in bank certificates of deposit, unaffiliated money market funds or other highly liquid short-term investments where there is appropriate safety of principal in accordance with the Partnership's investment objectives and policies.

The Partnership's principal investment objectives with respect to its interests in real property are:

(1) To participate in the capital appreciation of the various properties in which it invests;

(2)         To provide quarterly cash distributions;

(3) To preserve and protect the capital appreciation of the properties in which it invests; and

(4) To provide increased cash distributions as the cash flow from the properties increases.

Distribution of income is the Partnership's objective during its operational phase, while preservation and appreciation of capital are the Partnership's longer term objectives. Future economic conditions in the United States as a whole and, in particular, in the localities in which the Partnership's investment properties are located, will be important factors to attaining the Partnership's investment objectives, especially with regard to achievement of capital appreciation.

The Partnership considers itself to be engaged in only one industry segment, real estate investment.

Competition

The Partnership's real property investment and the property securing the Partnership's outstanding mortgage loan are subject to competition from similar types of properties in the vicinities in which they are located and such competition has increased since the Partnership's inception due principally to the addition of the newly constructed apartment complexes offering increased residential and recreational amenities. The investment properties have also been subject to competition from condominiums and single-family properties especially during periods of low mortgage interest rates. The Partnership competes with other real estate owners, developers and financiers in the rental and leasing of its properties and the properties securing its outstanding mortgage loans by offering competitive rental rates and, if necessary, leasing incentives. In some cases, the Partnership may compete with other properties owned by partnerships affiliated with the General Partner.

For information with respect to market conditions in the areas where the Partnership's properties are located, please refer to Item 2 below.

Employees

The Partnership has no employees. Services are provided by CPS III, ConAm Management Corporation ("ConAm Management"), an affiliate of CPS III, as well as Service Data Corporation and First Data Investor Services Group, both unaffiliated companies. ConAm Management provides property management services with respect to Park View pursuant to an agreement with Southridge, as the property owner. In addition, the Partnership has entered into a management agreement with ConAm Management pursuant to which ConAm Management provides property management services with respect to Oaktree Village. First Data Investor Services Group had been retained by the Partnership to provide all accounting and investor communication functions, while Service Data Corporation provides transfer agent services. Effective December 1, 1997, the accounting functions of the Partnership have been transferred to the firm of Brock, Tibbetts, and Snell, an unaffiliated company located in San Diego, California. See Item 13 of this report and Note 7 to the Financial Statements included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14, for a further description of the service and management agreements between the Partnership and affiliated entities.

Item 2.  Properties

Below is a description of Oaktree Village, which is owned by the Partnership, and Park View, which secures the Partnership's remaining mortgage loan, and a discussion of current market conditions in the areas where the properties are located. For information on the acquisition of the properties and terms of the mortgage loans, reference is made to Note 4 to the Financial Statements included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14. The appraised value of the Partnership's real estate investment is incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997. Average occupancy rates at each property are incorporated by reference to Item 7.

Oaktree Village -  Jacksonville, Florida
This 160-unit apartment complex is situated in southeast Jacksonville, approximately 8 miles from the central business district, in the Baymeadows/Deerwood community. The Southeast submarket, where Oaktree Village is located, has experienced notable population growth and limited new construction in recent years, resulting in strong occupancy for area apartment complexes. A local survey of the Southeast submarket reported an average apartment occupancy rate of 96% as of the fourth quarter of 1997. Given the strong market conditions, several apartment projects are in the planning or construction phase. During 1997, 2,791 new units were permitted for construction with an additional 2,000 units permitted to be built in 1998. This new construction is expected to soften the market by outpacing population and job growth and will continue to affect the region for the next several months, as new units become available. While vacancy rates remained low in 1997, the use of rental concessions in the Jacksonville submarket has recently increased to attract and retain tenants in anticipation of the new competition.

Park View Village - Winter Park, Florida
This 184-unit apartment complex is located in metropolitan Orlando, approximately 10 miles northeast of the central business district. The North Orlando/Winter Park/Maitland submarket, where the property is located, experienced average occupancy of approximately 99% as of November 30, 1997, slightly above levels seen in Metro Orlando. New construction in the submarket continues at a healthy pace, with a net of 412 units added between September 1995 and September 1996, but population growth has kept pace with the new units coming on line. Over the past five years, the submarket has shown moderate growth and the average rent per square foot also has increased moderately. During 1997 the Partnership initiated a renovation project that includes replacement of balconies, replacing wood siding with vinyl, stair replacement where required and a complete exterior painting. The renovation project is scheduled to be completed by the third quarter of 1998 at an estimated aggregate cost of $400,000.

Item 3.  Legal Proceedings

The Partnership is not subject to any material pending legal proceedings.

Item 4.  Submission of Matters to a Vote of Security Holders

During the fourth quarter of the fiscal year ended November 30, 1997, no matter was submitted to a vote of security holders through the solicitation of proxies or otherwise.




                               PART II

Item 5. Market for the Partnership's Limited Partnership Interests and Related Security Holder Matters

As of November 30, 1997, the number of Unitholders of record was 5,251.

No established public trading market has developed for the Units, and it is not anticipated that such a market will develop in the future.

Distributions of adjusted cash from operations are determined by the General Partner on a quarterly basis, with distributions occurring approximately 45 days after the close of each fiscal quarter. The Partnership has paid quarterly cash distributions since the initial closing of its public offering in February 1984. Information on cash distributions paid by the Partnership for the past two fiscal years is incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14. Reference is made to Item 7 for a discussion of the General Partner's expectations for future cash distributions.

Item 6.   Selected Financial Data

Incorporated by reference to the Partnership's Annual Report to Unitholders for the year ended November 30, 1997, which is filed as an exhibit under Item 14.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources
At November 30, 1997, the Partnership's investment portfolio consisted of: (1) a mortgage loan funded to Southridge Partners I ("Southridge") which is secured by Park View Village, an apartment property; and (2) an apartment property, Oaktree Village, which was acquired by the Partnership on September 19, 1997 in lieu of foreclosure. As discussed below, the Partnership completed the sales of Chaparosa Apartments on August 6, 1997, and Bryn Athyn Apartments on September 22, 1997.

Given the improvement in the performance of multifamily real estate and the improvement in the real estate capital markets which has increased demand by potential buyers, it was determined that it is in the best interest of the Partnership to attempt to sell its remaining properties over the next few years. In keeping with this objective, on August 6, 1997, the Partnership closed on the sale of Chaparosa Apartments. The property sold for net sales proceeds of $5,689,996 to Apple Residential Income Trust, Inc., which is unaffiliated with the Partnership. In addition, on September 22, 1997 the Partnership sold Bryn Athyn to SCA North Carolina Limited Partnership, which is unaffiliated with the Partnership, for net sales proceeds of $8,886,566. Both selling prices were determined by arm's length negotiations between the Partnership and the respective buyers.

As a result of these sales, on October 31, 1997, the Partnership paid a special cash distribution in the amount of $150.00 per Unit which represented substantially all of the net proceeds from the sales. The General Partners also declared a cash distribution of $2.50 per Unit for the quarter ended November 30, 1997 which was paid to the limited partners on January 15, 1998. Including these distributions, cumulative cash distributions total $660.68 per original $500 Unit. Future quarterly cash distributions from operations may be reduced, or suspended, to reflect the corresponding reduction in the Partnership's cash flow as a result of the sales of Chaparosa and Bryn Athyn. Additionally, future cash distributions will now be dependent on the operations of Oaktree Village which, as discussed below, was deeded to the Partnership by the borrower in September 1997, and the Partnership's mortgage loan investment in Park View Village, the terms of which were modified, as detailed below. In addition, the Partnership is aware that Southridge is attempting to refinance the Park View property with an unaffiliated lender.

On January 22, 1997, the Partnership delivered notice of default to Southridge with respect to the Partnership's loans on Park View Village and Oaktree Village (the "Loans"). The Partnership indicated, among other things, that the Loans were in default due to, without limitation, the failure of Southridge to make: i) the payment of minimum interest due on January 1, 1997; ii) the required monthly deferred minimum interest payments during 1996 and; iii) the required contingent interest payments for the first three quarters of 1996 as required by each of the loan documents. Additionally, the Partnership indicated that the Loans were in default due to Southridge's failure to adequately maintain, preserve and protect the condition of Park View Village and Oaktree Village. The Partnership demanded payment of the amounts due from Southridge with respect to each of the Loans, however, the Partnership did not accelerate payment of the outstanding balance of the Loans.

On February 21, 1997, the Partnership executed a Letter of Intent ("LOI") with Southridge, whereby Southridge's default on the Loans would be resolved. The LOI called for the borrower to deed over Oaktree Village to the Partnership and modify the terms of the Park View Village note. On September 19, 1997, definitive agreements consistent with the terms of the LOI were signed. As a result, Oaktree Village was deeded to the Partnership. Oaktree's appraised value as of November 30, 1996, as determined by an independent appraisal, was

$5.7 million. The Park View Village note was modified to provide for an extension of the maturity date to June 30, 1999, the deferral of debt service payments for the lesser of twelve months commencing January 1, 1997, or until a capital improvement reserve account is fully funded with an agreed upon amount, and the inclusion of a discounted payoff option for the borrower during the extension periods. The payoff option enables the borrower to pay off the $5.2 million outstanding principal balance of the Park View Village note and any accrued interest, which totaled approximately $2.3 million at November 30, 1997, for $5.65 million.

Effective December 1, 1996, the Park View Village and Oaktree Village notes receivable were placed on non-accrual status. The Partnership did not receive interest payments in the amount of $727,353 that were due from Southridge with respect to the loans on Park View Village and Oaktree Village during fiscal 1997.

At November 30, 1997, the Partnership had cash and cash equivalents of $1,029,577 which were invested in unaffiliated money market funds, compared with $1,818,059 at November 30, 1996. The decrease is primarily attributable to cash distributions paid by the Partnership in 1997, the decline in rental income due to the sale of Chaparosa and Bryn Athyn and the reduction in interest income relating to the Partnership's mortgage loan investments. Net cash provided by operating activities also declined as a result of the Partnership not receiving interest payments in 1997 from Southridge with respect to the Park View and Oaktree loans.

Interest receivable, net of valuation allowance, declined from $1,674,100 at November 30, 1996 to $449,350 at November 30, 1997. The decrease is primarily attributable to the foreclosure on the Oaktree loan, which eliminated interest receivable relating to the Oaktree loan.

Distribution Payable decreased from $507,842 at November 30, 1996 to $253,921 at November 30, 1997. The decrease is due to the General Partner's decision to reduce cash distributions due to the decrease in cash flow generated from the Partnership's mortgage loan investments and to reflect declining cash flow as a result of property sales.

Accounts payable and accrued expenses declined from $263,985 at November 30, 1996, to $183,988 at November 30, 1997. The decrease is primarily attributable to the decrease in real estate tax accruals resulting from the sales of Bryn Athyn and Chaparosa.

Results of Operations

1997 versus 1996

Partnership operations for the year ended November 30, 1997 generated net income of $7,222,388 compared with net income of $1,697,893 for fiscal 1996. The increase in net income is primarily due to the net gain of $1,718,692 recognized from the sale of Chaparosa and the net gain of $4,651,799 recognized from the sale of Bryn Athyn, partially offset by lower rental revenues in 1997 as a result of these sales. Excluding the gains on the sales of Chaparosa and Bryn Athyn, the Partnership generated income from operations of $851,898 for the fiscal year ended November 30, 1997.

Rental income totaled $2,244,670 for the fiscal year ended November 30, 1997 compared with $2,573,226 for fiscal 1996. The decrease is primarily attributable to the sales of Chaparosa and Bryn Athyn. Mortgage interest income during fiscal 1997 declined from fiscal 1996 due to the non-accrual of interest income in fiscal 1997. The Partnership did not recognize a recovery of valuation allowance in 1997 as compared to a recovery of valuation allowance of $550,000 on the Oaktree loan during 1996. The recovery of valuation allowance in 1996 was attributable to an increase in the fair market value of Oaktree, as determined by an independent appraisal conducted in November 1996. Interest and other income totaled $203,285 for the fiscal year ended November 30, 1997 compared to $85,423 in fiscal 1996. The increase is due to the Partnership maintaining higher average cash balances in 1997 compared to 1996, primarily due to the previously undistributed sales proceeds from the Chaparosa and Bryn Athyn sales.

Total expenses for the year ended November 30, 1997 were $1,614,954 compared with $2,353,732 for fiscal 1996. The provision for losses for the year ended November 30, 1997 was $0 compared with $450,000 for the year ended November 30, 1996. The decrease is attributable to the Park View Village note being placed on non-accrual status effective December 1, 1996. While the fair market value of Park View increased during 1996, as determined by an independent appraiser, the Partnership recorded a $450,000 loss provision for the year ended December 31, 1996 to reflect the carrying value of the Park View loan at the discount payoff amount.

Property operating expenses decreased slightly to $1,329,354 for the year ended November 30, 1997, compared with $1,388,362 for fiscal 1996. The decrease was a result of the sales of Bryn Athyn and Chaparosa Apartments during fiscal 1997 and a reduction in repairs and maintenance expenses relating to Bryn Athyn and Chaparosa Apartments during fiscal 1997 prior to being sold. This decrease was partially offset by an increase in property operating expenses related to the Partnership's ownership of Oaktree Village Apartments after the foreclosure in September 1997.

General and administrative expenses increased from $160,625 for the year ended November 30, 1996 to $215,461 for fiscal 1997. The increase is primarily due to higher legal fees, engineering consulting fees, and partnership administrative expenses in the 1997 period. During the 1997 period, certain expenses incurred by RPI, its affiliates, and an unaffiliated third party service provider in servicing the Partnership, which were voluntarily absorbed by affiliates of RPI in prior periods, were reimbursable to RPI and their affiliates.

1996 versus 1995

Partnership operations for the year ended November 30, 1996 generated net income of $1,697,893 compared with net income of $1,188,552 for fiscal 1995. The increase is primarily due to an increase in rental income, and a $550,000 recovery of valuation allowance in 1996, partially offset by an increase in the provision for losses on the Partnership's mortgage loan investments.

Rental income totaled $2,573,226 for the year ended November 30, 1996 compared with $2,431,302 for fiscal 1995. This increase is attributable to higher rental rates at the Partnership's wholly-owned properties and increased occupancy at Bryn Athyn. Mortgage interest income during fiscal 1996 was unchanged from fiscal 1995. The Partnership recognized a recovery of valuation allowance of $550,000 on the Oaktree loan during 1996. This was attributable to an increase in the fair market value of Oaktree, as determined by an independent appraisal conducted in November 1996. Interest and other income totaled $85,423 for the fiscal year ended November 30, 1996 compared to $100,829 in fiscal 1995. The decrease is the result of a reduction in interest rates and the Partnership maintaining lower cash balances in 1996 compared to 1995.

Total expenses for the year ended November 30, 1996 were $2,353,732 compared with $2,186,555 for fiscal 1995. The provision for losses for the year ended November 30, 1996 was $450,000 compared with $300,000 for the year ended November 30, 1995. While the fair market value of Park View increased during 1996, as determined by an independent appraiser, the Partnership recorded a $450,000 loss provision for the year ended December 31, 1996 to reflect the carrying value of the Park View loan at the discount payoff amount. The provision for loss in 1995 was related to the Park View loan.

Property operating expenses increased slightly to $1,388,362 for the year ended November 30, 1996 compared with $1,375,079 for fiscal 1995. The increase is attributable to higher repairs and maintenance expenses at Bryn Athyn, partially offset by a decline in repairs and maintenance expenses and real estate taxes at Chaparosa.

General and administrative expenses increased from $140,805 for the year ended November 30, 1995 to $160,625 for fiscal 1996. The increase is primarily due to higher audit fees, engineering consulting fees, and partnership administrative expenses in the 1996 period, partially offset by lower legal fees.

For the years ended November 30, 1997, 1996 and 1995, average occupancy levels at the Partnership's properties and at the properties securing the Partnership's equity participating loans were as follows:

Investments in Real Estate                1997    1996   1995

Properties:
  Oaktree Village Apartments              93%     96%    96%
  Bryn Athyn Apartments                   _       97%    96%
  Chaparosa Apartments                    _       97%    97%

Mortgage Loan Investments:

  Park View Village                       99%     97%    95%

New Accounting Pronouncements

The Financial Accounting Standards Board also issued SFAS No. 129, "Disclosure of Information about Capital Structure," SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Partnership's reported financial position, results of operations or cash flows.

Item 8.  Financial Statements and Supplementary Data

Incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1996, which is filed as an exhibit under
Item 14. Supplementary Data is incorporated by reference to pages F-1 to F-3 of this report.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective December 1, 1997, the Partnership advised Coopers & Lybrand L.L.P. that it was changing accounting firms and engaged KPMG Peat Marwick LLP.

Coopers & Lybrand L.L.P.'s report on the financial statements for the years ended December 31, 1996 and December 31, 1995 contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. There have been no disagreements with Coopers & Lybrand L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

The decision to change accountants was approved by ConAm Property Services III, Ltd. and RPI Real Estate Services, Inc., the General Partners of the Partnership at that time.

                               PART III

Item 10.  Directors and Executive Officers of the Registrant

The Partnership has no officers or directors. CPS III, the General Partner of the Partnership, manages and controls the affairs of the Partnership and has general responsibility and authority in all matters affecting its business.

CPS III is a California limited partnership organized on August 30, 1982. The sole general partner of CPS III is Continental American Development, Inc. ("ConAm Development"). The names and positions held by the directors and executive officers of ConAm Development are set forth below. There are no family relationships between any officers or directors.

                 Name                          Office

                 Daniel J. Epstein             President and Director
                 E. Scott Dupree               Vice President and Director
                 Robert J. Svatos              Vice President and Director
                 Ralph W. Tilley               Vice President
                 J. Bradley Forrester          Vice President

Daniel J. Epstein, 58, has been the President and a Director of ConAm Development. and a general partner of Continental American Properties, Ltd. ("ConAm"), an affiliate of ConAm Services, since their inception. He is also Chairman and Chief Executive Officer of ConAm Management. Prior to that time Mr. Epstein was Vice President and a Director of American Housing Guild, which he joined in 1969. At American Housing Guild, he was responsible for the formation of the Multi-Family Division and directed its development and property management activities. Mr. Epstein holds a Bachelor of Science degree in Engineering from the University of Southern California.

E. Scott Dupree, 47, is a Senior Vice President and general counsel of ConAm Management responsible for negotiation, documentation, review and closing of acquisition, sale and financing proposals. Mr. Dupree also acts as principal legal advisor on general legal matters ranging from issues and contracts involving the management company to supervision of litigation and employment issues. Prior to joining ConAm Management in 1985, he was corporate counsel to Trusthouse Forte, Inc., a major international hotel and restaurant corporation. Mr. Dupree holds a B.A. from United States International University and a Juris Doctorate degree from the University of San Diego.

Robert J. Svatos, 39, is a Senior Vice President and is the Chief Financial Officer of ConAm Management since 1988. His responsibilities include the accounting, treasury and data processing functions of the organization. Prior to joining ConAm Management in 1988, he was the Chief Financial Officer for AmeriStar Financial Corporation, a nationwide mortgage banking firm. Mr. Svatos holds an M.B.A. in Finance from the University of San Diego and a Bachelor's of Science degree in Accounting from the University of Illinois. He is a Certified Public Accountant.

Ralph W. Tilley, 43, is a Senior Vice President and Treasurer of ConAm Management. He is responsible for the financial aspects of syndications and acquisitions, the company's asset management portfolio and risk management activities. Prior to joining ConAm Management in 1980, he was a senior accountant with KPMG Peat Marwick LLP, specializing in real estate. He holds a Bachelor's of Science degree in Accounting from San Diego State University and is a Certified Public Accountant.

J. Bradley Forrester, 40, is the President of ConAm Management. He is currently responsible for overseeing all aspects of the operations of the firm. His primary focus is on new business related activities including property acquisitions, property development and rehabilitation, and the acquisition of other property management companies. Prior to joining ConAm, Mr. Forrester served as Senior Vice President - Commercial Real Estate for First Nationwide Bank in San Francisco, where he was responsible for a $2 billion problem asset portfolio including bank-owned real estate and non-performing commercial real estate loans. His past experience includes significant involvement in real estate development and finance, property acquisitions and dispositions and owner's representation matters. Prior to entering the real estate profession, he worked for KPMG Peat Marwick LLP in Dallas, Texas. Mr. Forrester holds a Bachelor of Science degree in Accounting from Louisiana State University. He received his CPA certification in the state of Texas.

Item 11.  Executive Compensation

Neither the General Partner nor any of its directors or executive officers received any compensation from the Partnership. See Item 13 below with respect to a description of certain costs of the General Partner reimbursed by the Partnership.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

As of November 30, 1997, no person was known by the Partnership to be the beneficial owner of more than five percent of the Units of the Partnership. Neither the General Partner nor any of its directors or executive officers owns any Units.

Item 13.  Certain Relationships and Related Transactions

RPI and CPS III received a total of $196,981 as the General Partners' allocable share of Net Cash from Operations and net sales proceeds with respect to the fiscal year ended November 30, 1997, pursuant to the Certificate and Agreement of Limited Partnership of the Partnership. Pursuant to the Certificate and Agreement of Limited Partnership of the Partnership, for the fiscal year ended November 30, 1997, $109,105 of the Partnership's income was allocated to RPI and CPS III. For a description of the share of Net Cash from Operations and the allocation of income and loss to which the General Partner and former co-General Partner are entitled, reference is made to Note 7 to the Financial Statements included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14.

The Partnership has entered into a property management agreement with ConAm Management pursuant to which ConAm Management has assumed direct responsibility for day to day management of Oaktree Village. The services include the supervision of leasing, rent collection, maintenance, budgeting, employment of personnel, payment of operating expenses, strategic asset management, etc. For such services, ConAm Management is entitled to receive a property management fee equal to 5% of gross revenues. A summary of property management fees earned by ConAm Management during the past three fiscal years is incorporated herein by reference to Note 7 to the Financial Statements included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14.

Southridge, the owner of Park View, has entered into a property management agreement with ConAm Management pursuant to which ConAm Management has assumed direct responsibility for day to day management of Park View Village. For such services, during the twelve months ended November 30, 1997, ConAm Management earned property management fees aggregating $98,130 from Southridge.

Pursuant to Section 11(g) of Registrant's Certificate and Agreement of Limited Partnership, the General Partner may be reimbursed by the Partnership for certain of its costs. A summary of amounts paid to the General Partners or their affiliates during the past three fiscal years is incorporated by reference to Note 7 to the Financial Statements included in the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, which is filed as an exhibit under Item 14.

                                    PART IV

Item 14.  Exhibits, Financial Statement Schedule and Reports on Form 8-K

(a)(1)    Financial Statements:                                         Page

  Balance Sheets - November 30, 1997 and 1996 .........................  (1)
  Statements of Operations - For the years ended
    November 30, 1997, 1996 and 1995 ..................................  (1)
  Statements of Partners' Capital - For the years ended
    November 30, 1997, 1996 and 1995 ..................................  (1)
  Statements of Cash Flows - For the years ended
    November 30, 1997, 1996 and 1995 ..................................  (1)
  Notes to the Financial Statements ...................................  (1)
  Independent Auditors' Report ........................................  (1)
  Report of Former Independent Accountants ............................  (1)

 (a)(2) Financial Statement Schedule:

        Schedule III - Real Estate and Accumulated Depreciation .......  F-1

        Independent Auditors' Report ..................................  F-2

        Report of Former Independent Accountants ......................  F-3

    (1) Incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended November 30, 1997, filed as an exhibit under Item 14.

 (a)(3) Exhibits


 (4)(A) Certificate and Agreement of Limited Partnership (included as, and incorporated herein by reference to Exhibit A to the Prospectus of Registrant dated June 24, 1983, contained in Amendment No. 3 to Registration Statement No. 2-79116 of Registrant filed June 21, 1983).

    (B) Subscription Agreement and Signature Page (included as, and incorporated herein by reference to, Exhibit 3.1 to Amendment No. 2 to Registration Statement No. 2-79116 of Registrant filed (June 13, 1983).

(10)(A) Loan Documents (Loan Commitment; Promissory Note; and Mortgage, Assignment of Rents and Security Agreement) relating to Oaktree Village, between the Registrant and Southridge Partners I, and the exhibits thereto (included as, and incorporated herein by reference to, Exhibit (10)(A) to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1984 (the "1984 Annual Report")).

    (B) Loan Documents (Loan Commitment; Promissory Note; and Deed of Trust, Assignment of Rents and Security Agreement) relating to Chaparosa Apartments, between the Registrant and Southridge Partners I, and the exhibits thereto (included as, and incorporated herein by reference to, Exhibit (10)(B) to the 1984 Annual Report).

    (C) Loan Documents (Loan Commitment; Promissory Note; and Mortgage, Assignment of Rents and Security Agreement) relating to Park View Village (formerly Park View Estates), between the Registrant and Southridge Partners I, and the exhibits thereto (included as, and incorporated herein by reference to, Exhibit(10)(C) to the 1984 Annual Report).

    (D) Conveyance Documents relating to Chaparosa Apartments dated
        January 31, 1992 (included as, and incorporated herein by reference to, Exhibit (10)(F) to the Registrant's Annual Report on Form 10-K filed on February 27, 1992 for the fiscal year ended November 30, 1991).

    (E) Property Management Agreement between Hutton/ConAm Realty Pension Investors and Con Am Management Corporation for the Bryn Athyn property (included as, and incorporated herein by reference to, Exhibit 10-E to the Registrant's 1993 Annual Report on Form 10-K filed on February 28, 1994).

    (F) Property Management Agreement between Hutton/ConAm Realty Pension Investors and Con Am Management Corporation for the Chaparosa property (included as, and incorporated herein by reference, to Exhibit 10-F to the Registrant's 1993 Annual Report on Form 10-K filed on February 28, 1994).

    (G) Note and Modification Agreement between Southridge Partners I and Hutton/ConAm Realty Pension Investors dated November 23, 1993 for Park View Village (included as, and incorporated herein by reference to, Exhibit 10-G to the Registrant's 1993 Annual
        Report on Form 10-K filed on February 28, 1994).

    (H) Note and Modification Agreement between Southridge Partners I and Hutton/ConAm Realty Pension Investors dated November 23, 1993 for Oaktree Village (included as, and incorporated herein by reference to, Exhibit 10-H to the Registrant's 1993 Annual
        Report on Form 10-K filed on February 28, 1994).

   (13) Annual Report to Unitholders for the fiscal year ended
        November 30, 1997.

   (27) Financial Data Schedule

   (99) Portions of the Prospectus of the Registrant dated June 24, 1983 (included as, and incorporated herein by reference to, Exhibit 28 to the Registrant's 1987 Annual Report on Form 10-K for the fiscal year ended November 30, 1987).


    (b) Reports on Form 8-K

        On December 1, 1997, the Partnership filed a Form 8-K reporting the change in Partnership's Certifying Accountants.

        On August 15, 1997, the Partnership filed a Form 8-K disclosing the sale of Chaparosa Apartments.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:  March 2, 1998


                             BY:    ConAm Property Services III, Ltd.
                                    General Partner


                             BY: Continental American Development, Inc. General Partner






                             BY:    /s/  Daniel J. Epstein
                             Name:  Daniel J. Epstein
                             Title: President, Director and
                                    Principal Executive Officer


Date:  March 2, 1998
                             BY:    /s/  E. Scott Dupree
                                    E. Scott Dupree
                                    Vice President and Director




Date:  March 2, 1998
                             BY:    /s/  Robert J. Svatos
                                    Robert J. Svatos
                                    Vice President and Director




Date:  March 2, 1998
                             BY:    /s/  Ralph W. Tilley
                                    Ralph W. Tilley
                                    Vice President




Date:  March 2, 1998
                             BY:    /s/  J. Bradley Forrester
                                    J. Bradley Forrester
                                    Vice President

                                   Exhibit 13

                         ConAm Realty Pension Investors

                               1997 Annual Report







                         ConAm Realty Pension Investors



              ConAm Realty Pension Investors is a New York limited partnership formed in 1984 to finance investments for certain types of residential real estate by making equity participating loans and equity convertible loans. At November 30, 1997, the Partnership's portfolio consisted of an apartment property, Oaktree Village, located in Jacksonville, Florida, and a mortgage loan secured by Park View Village, an apartment property located in Winter Park, Florida. Provided below is a comparison of average occupancy levels for the years ended November 30, 1997 and 1996.


                                                     Average   Occupancy
              Property              Location           1997       1996
              Park View Village*    Winter Park, FL     99%        97%
              Oaktree Village       Jacksonville, FL    93%        96%

              * The Partnership holds a mortgage interest in this property.




                                    Contents

                            1   Message to Investors
                            3   Financial Highlights
                            4   Financial Statements
                            7   Notes to the Financial Statements
                           14   Independent Auditors' Report and
                                Report of Former Independent Accountants
                           16   Net Asset Valuation




        Administrative Inquiries        Performance Inquiries/Form 10-Ks
        Address Changes/Transfers       First Data Investor Services Group
        Service Data Corporation        P.O. Box 1527
        2424 South 130th Circle         Boston, Massachusetts 02104-1527
        Omaha, Nebraska 68144-2596      Attn:  Financial Communications
        800-223-3464                    800-223-3464

                              Message to Investors

1997 was an eventful year for the Partnership, with significant developments occurring with all of the Partnership's wholly-owned properties and mortgage investments. In this report, we review these developments and discuss our strategies with the Partnership's remaining two investments. We have also included an update on operations at each of the properties and financial highlights for the year.

This annual report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ from those projected in or contemplated by the forward-looking statements as a result of a number of factors, including those identified herein.

Cash Distributions
The Partnership paid cash distributions totaling $160.00 per Unit for the year ended November 30, 1997, including the fourth quarter distribution of $2.50 per Unit, which was credited to your brokerage account or sent directly to you on January 15, 1998. Since inception, the Partnership has paid distributions totaling $660.68 per original $500 Unit, including $356.00 per Unit in return of capital payments. The level of future distributions will be evaluated on a quarterly basis and will depend on the Partnership's operating results and future cash needs.

Property Sales
The Partnership completed the sales of Chaparosa and Bryn Athyn Apartments in 1997. The Partnership sold Chaparosa Apartments on August 6, 1997, and Bryn Athyn Apartments on September 22, 1997, resulting in net sales proceeds of $5,689,996 and $8,887,000 respectively. The Partnership paid a special cash distribution of $150.00 per Unit from the proceeds of both sales on October 31, 1997.

Park View Village
As reported in previous correspondence, on September 19, 1997, the Partnership and the borrower of the mortgage loan secured by Park View Village signed a definitive agreement to modify the defaulted mortgage loan. As a result, the Park View Village note was modified to provide for an extension of the maturity date to June 30, 1999, the deferral of debt service payments for the lesser of twelve months commencing January 1, 1997, or until a capital improvement reserve account is fully funded with an agreed upon amount, and the inclusion of a discounted payoff option for the borrower during the extension period. The payoff option enables the borrower to pay off the $5.2 million outstanding principal balance of the Park View Village note and any accrued interest, which totaled approximately $2.3 million at November 30, 1997, for $5.65 million. The Partnership expects that the loan modification and the temporary deferral of debt service payments will enable the borrower to maintain consistent interest payments to the Partnership in the future. In addition, although the loan was extended to June 30, 1999, the Partnership is aware that the borrower is currently attempting to refinance the loan with the Partnership, with an unaffiliated lender, to take advantage of the discounted payoff option.

Oaktree Village
As a result of the agreement signed on September 19, 1997, and to resolve the borrower's default on the loan secured by the property, Oaktree Village was deeded to the Partnership. Oaktree's appraised value as of November 30, 1997, as determined by an independent appraisal, was $6.0 million, an increase from $5.7 million a year earlier. After acquiring Oaktree Village, the Partnership completed several interior and exterior repairs, including carpet replacement and roof repairs, to increase the property's marketability and allow it to remain competitive in the market. Oaktree Village reported an average occupancy level of 93% in 1997. In 1997, the Jacksonville market experienced a significant increase in new construction and the issuance of new construction permits, partially due to its 1996 ranking as one of the fastest growing labor markets in the country. This new construction is expected to soften the market by outpacing population and job growth and will continue to affect the region for the next several months, as new units become available. While vacancy rates remained low in 1997, the use of rental concessions in the Jacksonville submarket has recently increased to attract and retain tenants in anticipation of the new competition.

The General Partner is continuing to evaluate the sale potential of Oaktree Village and other options with respect to the property. One of these options includes refinancing the loan secured by the property in order to return capital to the limited partners on a tax-free basis and lock in a
favorable fixed interest rate.   This would also potentially enhance the future
marketability of Oaktree Village, while enabling the Partnership to take advantage of possible future property appreciation. The Partnership's ability to sell the property is dependent upon a variety of factors, many of which are not within the Partnership's control. There can be no assurance that the property can be sold, that a particular price will be achieved, or that the property can be sold within a specific time frame. We will keep you apprised of our sales efforts in future correspondence.

Outlook
In the coming year, we will continue to maximize the performance of Oaktree Village. We will also monitor operations at Park View Village, and the borrower's refinancing efforts, as they affect the Partnership's mortgage loan investment. We will keep you apprised of significant developments in future reports.

Very truly yours,




/s/ Daniel J. Epstein
President
Continental American Development, Inc.
General Partner of ConAm Property
  Services III, Ltd.


March 2, 1998

                              Financial Highlights

Selected Financial Data
For the periods ended November 30,     1997     1996     1995     1994     1993
Dollars in thousands, except for
 per unit data
-------------------------------------------------------------------------------
Total Income                        $ 3,194  $ 4,052  $ 3,375  $ 3,230  $ 3,272
Income from Operations                  852    1,698    1,189      452    1,157
Net Income                            7,222    1,698    1,189      452    1,157
Net Cash Provided by
  Operating Activities                  544    1,929    1,880    1,733    1,768
Total Assets at Year End             12,705   21,466   21,818   22,650   23,813
Income from Operations per
  Limited partnership unit*            8.36    16.58    11.55     4.30    11.45
Net Income per
  Limited Partnership unit*           73.72    16.58    11.55     4.30    11.45
Distributions per
  Limited Partnership unit*          160.00    20.00    20.00    18.00    10.00
-------------------------------------------------------------------------------

* 96,490 units outstanding

Cash Distributions
Per Limited Partnership Unit
-------------------------------------------------------------------------------
                                           1997            1996            1995
First Quarter                            $ 2.50          $ 5.00          $ 5.00
Second Quarter                             2.50            5.00            5.00
Third Quarter                              2.50            5.00            5.00
Fourth Quarter                             2.50            5.00            5.00
Special Distribution*                    150.00               _               _
Total                                   $160.00          $20.00         $ 20.00
-------------------------------------------------------------------------------

* On October 31, 1997 the Partnership paid a special cash distribution in the amount of $150.00 per unit, from the net proceeds of the sale of Chaparosa and Bryn Athyn Apartments.

Quarterly cash distributions were reduced in 1997 due to the decrease in net cash provided by operating activities, primarily due to the sales of Chaparosa and Bryn Athyn.

Balance Sheets                                At November 30,    At November 30,
                                                   1997               1996
-------------------------------------------------------------------------------
Assets
Investments in real estate:
Properties:
  Land                                             1,200,000            857,669
  Buildings and Improvements                       4,800,000          4,986,459
                                                   6,000,000          5,844,128
  Less accumulated depreciation                      (27,943)        (1,567,164)
                                                   ---------          ---------
                                                   5,972,057          4,276,964
  Mortgage loan investments                        5,200,650          9,675,900
                                                  11,172,707         13,952,864
  Property held for disposition                            _          3,971,304
  Cash and cash equivalents                        1,029,577          1,818,059
  Interest receivable - deferred, net of
  valuation allowance of $1,399,890 in 1997
  and $2,145,176 in 1996                             449,350          1,674,100
  Other assets                                        53,504             49,827
-------------------------------------------------------------------------------
Total Assets                                     $12,705,138        $21,466,154
-------------------------------------------------------------------------------
Liabilities and Partners' Capital
Liabilities:
  Distributions payable                             $253,921           $507,842
  Accounts payable and accrued expenses              183,988            263,985
  Due to general partners and affiliates               4,339             11,094
  Deferred income - loan modification fees               897             19,794
  Security deposits                                   33,625             72,620
-------------------------------------------------------------------------------
Total Liabilities                                    476,770            875,335
-------------------------------------------------------------------------------
Partners' Capital:
General Partners                                     186,621            274,497
Limited Partners (96,490 Units outstanding)       12,041,747         20,316,322
-------------------------------------------------------------------------------
Total Partners' Capital                           12,228,368         20,590,819
Total Liabilities and Partners' Capital          $12,705,138        $21,466,154
-------------------------------------------------------------------------------

Statements of Operations
For the years ended November 30,                 1997         1996         1995
-------------------------------------------------------------------------------
Income
 Rental                                   $ 2,244,670  $ 2,573,226  $ 2,431,302
 Mortgage interest                                  _      822,452      822,452
 Recovery of valuation allowance                    _      550,000            _
 Interest and other income                    203,285       85,423      100,829
 Loan modification fees                        18,897       20,524       20,524
                                            -----------------------------------
   Total Income                             2,466,852    4,051,625    3,375,107
-------------------------------------------------------------------------------
Expenses
 Property operating                         1,329,354    1,388,362    1,375,079
 Provision for losses                               _      450,000      300,000
 Depreciation and amortization                 70,139      354,745      370,671
 General and administrative                   215,461      160,625      140,805
                                            -----------------------------------
   Total Expenses                           1,614,954    2,353,732    2,186,555
-------------------------------------------------------------------------------
Income from operations                        851,898    1,697,893    1,188,552
 Gain on sale of properties                 6,370,490            _            _
-------------------------------------------------------------------------------
   Net Income                              $7,222,388   $1,697,893   $1,188,552
-------------------------------------------------------------------------------
Net Income Allocated:
   To the General Partners                   $109,105     $ 98,234     $ 74,254
   To the Limited Partners                  7,113,283    1,599,659    1,114,298
-------------------------------------------------------------------------------
                                           $7,222,388   $1,697,893   $1,188,552
-------------------------------------------------------------------------------
Per limited partnership unit
(96,490 Units outstanding):
   Income from operations                       $8.36       $16.58       $11.55
   Gain on sale of properties                   65.36            _            _
   Net Income                                  $73.72       $16.58       $11.55
-------------------------------------------------------------------------------

Statement of Partners' Capital
For the years ended November 30, 1997, 1996 and 1995
                                           General         Limited
                                          Partners        Partners        Total
-------------------------------------------------------------------------------
Balance at November 30, 1994              $305,145     $21,461,965  $21,767,110
Net Income                                  74,254       1,114,298    1,188,552
Distributions ($20.00 per Unit)           (101,568)     (1,929,800)  (2,031,368)
-------------------------------------------------------------------------------
Balance at November 30, 1995              $277,831     $20,646,463  $20,924,294
Net Income                                  98,234       1,599,659    1,697,893
Distributions ($20.00 per Unit)           (101,568)     (1,929,800)  (2,031,368)
-------------------------------------------------------------------------------
Balance at November 30, 1996              $274,497     $20,316,322  $20,590,819
Net Income                                 109,105       7,113,283    7,222,388
Distributions ($160.00 per Unit)          (196,981)    (15,387,858) (15,584,839)
-------------------------------------------------------------------------------
Balance at November 30, 1997              $186,221     $12,041,747  $12,228,368
-------------------------------------------------------------------------------

Statements of Cash Flows
For the years ended November 30,                 1997         1996         1995
--------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income                                 $7,222,388   $1,697,893   $1,188,552
Adjustments to reconcile net income
to net cash provided by operating
activities:
 Depreciation and amortization                 70,139      354,745      370,671
 Gain on sale of properties                (6,370,490)           _            _
 Deferred income - loan
   modification fees                          (18,897)     (20,524)     (20,524)
 Recovery of valuation allowance                    _     (550,000)           _
 Provision for losses                               _      450,000      300,000
 Increase (decrease) in cash arising
 from changes in operating assets
 and liabilities:
   Other assets                                (3,677)      (4,467)       9,087
   Accounts payable and accrued expenses     (310,007)      (5,552)      25,033
   Due to general partners and affiliates      (6,755)         651          610
   Security deposits                          (38,995)       6,568        6,182
                                          -------------------------------------
Net cash provided by operating activities     543,706    1,929,314    1,879,611
-------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Net proceeds from sale of properties       14,576,562            _            _
Additions to real estate                      (69,990)     (59,850)           _
                                          -------------------------------------
Net cash provided by (used for)
investing activities                       14,506,572      (59,850)           _
-------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Distributions                             (15,838,760)  (2,031,368)  (2,031,368)
                                          -------------------------------------
Net cash used for financing activities    (15,838,760)  (2,031,368)  (2,031,368)
-------------------------------------------------------------------------------
Net decrease in cash and cash equivalents    (788,482)    (161,904)    (151,757)
Cash and cash equivalents,
 beginning of period                        1,818,059    1,979,963    2,131,720
-------------------------------------------------------------------------------
Cash and cash equivalents,
 end of period                             $1,029,577   $1,818,059   $1,979,963
-------------------------------------------------------------------------------

Supplemental Disclosure of Non-Cash Investing Activities:
On September 19, 1997, the Partnership obtained legal title to Oaktree Village through a deed in lieu of foreclosure. The Oaktree Village real estate investment has been recorded at its fair value ($6,000,000) which includes the net carrying amount ($5,700,000) of its mortgage loan investment and interest receivable-deferred, net of valuation allowance ($745,286), assumed accounts payable and accrued expenses ($230,010) and settlement costs associated with the acquisition of $69,990.

Notes to the Financial Statements
November 30, 1997, 1996 and 1995

1. Organization
ConAm Realty Pension Investors, (formerly Hutton/ConAm Realty Pension Investors) (the "Partnership") was organized as a limited partnership under the laws of the State of New York pursuant to a Certificate and Agreement of Limited Partnership (the "Partnership Agreement") dated January 23, 1984, as amended on January 26, 1984. The Partnership was formed for the purpose of financing investments in certain types of residential real estate by making equity participating loans and equity convertible loans. The general partners of the Partnership were RPI Real Estate Services Inc. ("RPI"), an affiliate of Lehman Brothers Inc. (see below), and ConAm Property Services III, Ltd. ("CPS III"), an affiliate of Continental American Properties, Ltd (the "General Partners"). On October 8, 1997, CPS III acquired RPI's co-general partner interest in the Partnership pursuant to a Purchase Agreement between CPS III and RPI dated August 29, 1997. As a result, CPS III now serves as the sole general partner of the Partnership. In conjunction with this transaction, the name of the Partnership was changed from Hutton/ConAm Realty Pension Investors to ConAm Realty Pension Investors. The Partnership will continue until December 31, 2010 unless sooner terminated pursuant to the terms of the Partnership Agreement.

2. Significant Accounting Policies and Practices

Mortgage Loan Investments and Interest Receivable - The Partnership reviews, on a periodic basis, the loans in its portfolio. An allowance for losses is established when the carrying value of a loan, including deferred interest, exceeds its fair value (see Note 5). The fair value of the Partnership's loans are determined by independent appraisals which are performed annually and include a discounting of estimated future cash flows.

Accounting for Mortgage Loan Receivable - In May 1993, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), as amended by FAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which states that a loan is considered impaired and a provision for credit losses is required if it is probable that all amounts of principal and interest due will not be collected. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that collateral dependent loans are measured for impairment based on the observable market value or fair value of the collateral less estimated selling costs. Effective December 1, 1995, the Partnership adopted FAS 114.

Impairment of Long-Lived Assets - Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("FAS 121") requires the Partnership to assess its real estate investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. Recoverability of real estate to be held and used is measured by a comparison of the carrying amount of the real estate to future net cash flows (undiscounted and without interest) expected to be generated by the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the real estate exceeds the fair value of the real estate.

Investments in Real Estate - Investments in real estate consist of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, and troubled loans. Such properties are recorded at fair market value at the date of foreclosure. As of November 30, 1997, real estate investments consisted of Oaktree Village, located in Jacksonville, Florida. As of November 30, 1996 real estate investments consisted of the Bryn Athyn Apartment complex located in Raleigh, North Carolina ("Bryn Athyn") and the Chaparosa Apartment complex located in Irving, Texas.

Revenue is recognized when earned and expenses (including depreciation) are recognized when incurred in accordance with generally accepted accounting principles. Leases are generally for terms of one year or less.

Depreciation is computed using the straight-line method based upon the estimated useful life of the property (27.5 years). Maintenance and repairs are charged to operations as incurred. Costs incurred for significant betterments and improvements are capitalized and depreciated over their estimated useful lives.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Loan Placement Costs - Costs incurred in connection with investments are recorded as assets and amortized over the applicable loan periods. These costs have been fully amortized.

Loan Modification Fees - Loan modification fees are deferred and recognized over the applicable extended loan periods, pursuant to the terms of the loan modification (see Note 4).

Interest Income - The Partnership recognizes interest income based upon terms of the respective mortgages. The Park View Village Mortgage Loan was restructured in 1997 (see Note 4) to allow deferral of debt services payments until certain events have transpired. No interest income was accrued in the current fiscal year (see Note 5).

Income Taxes - No provision for income taxes has been made in the financial statements as the liability for such taxes is that of the partners rather than the Partnership.

Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid short-term investments with original maturities of three months or less.

Concentration of Credit Risk - Financial instruments which potentially subject the Partnership to a concentration of credit risk principally consist of cash and cash equivalents in excess of the financial institutions' federally insured limits. The Partnership invests its available cash and cash equivalents with high credit quality federally insured financial institutions.

Use of Estimates - Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. The Partnership Agreement
The Partnership Agreement provides that net distributable cash, as defined, is to be distributed, 95% to the limited partners and 5% to the General Partners until each limited partner has received an amount equal to a 12% non-cumulative annual return on their adjusted capital value (as defined). The balance, if any, is to be distributed 90% to the limited partners and 10% to the General Partners. Effective July 1, 1997, all General Partner distributions were made solely to CPS III.

Net loss and all depreciation for any fiscal year are to be allocated 99% to the limited partners and 1% to the General Partners.

Net income before depreciation is to be allocated as follows:

(a) To the extent that net income before depreciation does not exceed the amount of net distributable cash distributable to the partners with respect to such fiscal year, net income before depreciation is to be allocated among the partners, pro rata in accordance with the amount of net distributable cash distributable to each partner with respect to such fiscal year to the extent thereof; and

(b) To the extent that net income before depreciation exceeds the amount of net distributable cash distributable to the partners with respect to such fiscal year, such excess is to be allocated (1) first, 100% to the General Partners, pro rata, in an amount equal to the excess, if any, of the General Partners' deficits, if any, in their capital accounts, over an amount equal to 1% of the aggregate capital contributions to the Partnership as reduced by the amount of the General Partners' capital contributions, and (2) second, 99% to the limited partners and 1% to the General Partners.

For the year ended November 30, 1997, net income before depreciation did not exceed the amount of net distributable cash. For the year ended November 30, 1996, net income before depreciation exceeded the amount of net distributable cash by $21,270. For the year ended November 30, 1995, net income before depreciation did not exceed the amount of net distributable cash. Pursuant to the Partnership Agreement and as described in (a) above, net income before depreciation was allocated among the partners pro rata in accordance with the amount of net distributable cash distributable to each partner.

All residual proceeds are to be distributed 99% to the limited partners and 1% to the General Partners until each limited partner has received an amount equal to their adjusted capital value and a 12% cumulative annual return on his adjusted capital value. The balance, if any, is to be distributed 85% to the limited partners and 15% to the General Partners. Distributions of residual proceeds were $14,619,697 in fiscal 1997.

Generally, all gain from sales of investments is to be allocated 99% to the limited partners and 1% to the General Partners until any negative capital account balances have been eliminated and each limited partner has received an amount equal to their adjusted capital value and an amount equal to the excess of a 12% cumulative annual return on their adjusted capital value over the amount of any net distributable cash and residual proceeds distributed to such limited partner. The balance, if any, is to be allocated 85% to the limited partners and 15% to the General Partners.

4. Mortgage Loan Investments and Investments in Real Estate
Three loans which totaled $15,525,900 were funded to an affiliate, Southridge Partners I ("Southridge"), a New York limited partnership. The RPI Real Estate Services Inc. general partner in the Partnership and the GP Real Estate Services II Inc. general partner in Southridge are both wholly-owned subsidiaries of Lehman Brothers. CPS III is also an affiliate of ConAm Real Property Services Corporation, a General Partner of Southridge.

The first loan was funded on September 28, 1984 in the amount of $4,475,250 in connection with the purchase of Oaktree Village, a 160-unit apartment complex located in Jacksonville, Florida. The second loan was funded on October 30, 1984 in the amount of $5,850,000 in connection with the purchase of Chaparosa Apartments, a 170-unit apartment complex located in Irving, Texas. The third loan was funded on December 21, 1984 in the amount of $5,200,650 in connection with the purchase of Park View Village, a 184-unit apartment complex located in Winter Park, Florida.

Originally, each loan was evidenced by a promissory note bearing interest at a stated rate of 14% per annum collateralized by a first mortgage or trust deed on the property, due at the earlier of (i) 10 years from the date of funding or
(ii) sale of the property. Each of the loans was payable in fixed monthly installments of interest only at the rate of 11% per annum with the differential of 3% paid monthly out of net cash flow, if available. Any differential interest not paid monthly was to itself bear interest at the rate of 14%, compounded semi-annually and became due together with the outstanding principal upon maturity of the loan. In addition to stated interest, the Partnership would receive contingent interest on each of the Southridge loans equal to 25% of net cash flow, payable quarterly, and 30% of any appreciation in value upon the sale of the project.

In connection with the three investments in equity participating first mortgage loans, the Partnership earned loan origination fees of $465,777, representing 3% of the principal amounts loaned to Southridge. The Partnership incurred loan placement costs of $504,185 of which $465,777 was paid to the General Partners for loan placement fees.

During the first quarter of the fiscal year ended November 30, 1988, the General Partners accepted a request for modification of each of the Southridge loans submitted by the borrower. Effective April 1, 1988, stated interest was lowered from 14% to 12% and current interest was lowered from 11% to 8.5%. The additional interest of 3.5% was payable monthly from any excess cash flow calculated on a monthly basis. To the extent that stated interest exceeded monthly installments, such amounts were deferred until the maturity of the principal and accrued interest at 12% compounded semi-annually. As consideration for reducing the stated and current interest, final additional interest, as defined, was increased from 30% to 35% of appreciation in value, as defined, upon the sale of the project. All other terms and conditions remained as originally stated.

On November 20, 1985, the Partnership funded an equity participating loan in the amount of $5,900,000 to Bryn Athyn Investors, Ltd., a Texas limited partnership unaffiliated with the Partnership, in connection with its purchase of Bryn Athyn, a 172-unit apartment complex located in Raleigh, North Carolina. In July 1989, the Partnership obtained ownership of the property through a foreclosure sale. As a result, Bryn Athyn was recorded as a real estate investment rather than a mortgage loan investment on the Partnership's balance sheet.

On September 22, 1997, the Partnership closed the sale of the Bryn Athyn Apartments to SCA North Carolina Limited Partnership, an unaffiliated company, for net proceeds totaling $8,886,567 and a gain on sale of approximately $4.65 million.

As of November 30, 1991, the Partnership reclassified its Chaparosa loan investment into an in-substance real estate investment, at its book value of approximately $4,169,017. On January 31, 1992, the Partnership obtained legal title to Chaparosa through a deed in lieu of foreclosure. As of such date, the Chaparosa real estate investment was recorded in the amount of $3,645,728 and reflected all final adjustments regarding its acquisition.

On August 6, 1997, the Partnership closed the sale of the Chaparosa Apartments to Apple Residential Income Trust, Inc., an unaffiliated company, for net proceeds totaling $5,689,996 and a gain on sale of approximately $1.72 million.

During the second quarter of the fiscal year ended November 30, 1993, the General Partners agreed to modify the two remaining mortgage loans with Park View Village and Oaktree Village (the "Loans") with Southridge retroactive to March 1, 1993. The terms of the modification provided for a three-year extension of the maturity dates through September 30, 1997 and December 31, 1997 for Oaktree Village and Park View Village, respectively. The stated interest rate on the Loans was reduced to 8.5%, with excess cash flow generated by the properties on a monthly basis through 1993 to be applied first to accrued and unpaid interest and then to principal. Beginning in 1994, excess cash flow is calculated on an annual basis. In addition, interest ceased to accrue on the cumulative deferred interest. In consideration the Partnership earned a loan modification fee equal to 2% of the original loan balance. One half of the fee, $96,759 was paid at the closing, and the other half will be due upon either the sale or refinancing of the properties to the extent there are net proceeds available after repayment of the outstanding debt balance and selling costs.

On January 22, 1997, the Partnership delivered notice of default to Southridge with respect to the Partnership's Loans on Park View Village and Oaktree
Village, respectively.   The Partnership indicated, among other things, that
the Loans are in default due to, without limitation, the failure of Southridge to make the payment of minimum interest due on January 1, 1997 and due to its failure to make the required minimum monthly deferred interest payments during 1996 and the required contingent interest payments for the first three quarters of 1996 (collectively the "Current Amounts Due") as required by each of the loan documents. The Partnership had demanded payment of the Current Amounts Due from Southridge with respect to each of the Loans, however, the Partnership has not accelerated payment of the outstanding balance of the Loans.

On February 21, 1997, the General Partners executed a Letter of Intent ("LOI") with Southridge, whereby, Southridge's default status on the Loans would be resolved. The LOI required the borrower to deed over Oaktree Village to the Partnership and to modify the terms of the Park View Village note. On September 19, 1997, definitive agreements were signed consistent with the terms of the LOI. As a result, Oaktree Village was deeded to the Partnership. Oaktree's appraised value as of November 30, 1996, as determined by an independent appraisal, was $5.7 million. In addition, accounts payable and accrued expenses of $230,010 were assumed and settlement costs associated with the foreclosure of $69,990 were paid. During the year ended November 30, 1997, the property was appraised for $6,000,000.

The Park View Village note was modified to provide for an extension of the maturity date to June 30, 1999, the deferral of debt service payments for the lesser of twelve months commencing January 1, 1997, or until a capital improvement reserve account is fully funded with an agreed upon amount, and the inclusion of a discounted payoff option for the borrower during the extension periods. The payoff option enables the borrower to pay off the $5.2 million outstanding principal balance of the Park View Village note and any accrued interest, which totaled approximately $2.3 million at November 30, 1997, for $5.65 million. See note 5 for further discussion.

Summarized financial information pertaining to the borrower of the Partnership's Mortgage Loan Investment in Park View Village for the calendar years ended December 31, 1997 and 1996, and the Oaktree Village loan in 1996, is as follows:

                                                       1997               1996
-------------------------------------------------------------------------------
Operating property, net of
accumulated depreciation                       $  4,800,000       $  8,400,000
Total assets                                      5,100,000         10,100,000
Total liabilities                                 9,100,000         15,800,000
Rental Income                                     1,300,000          2,200,000
Net income (loss) from operations                   300,000           (560,000)
-------------------------------------------------------------------------------

5. Interest Receivable and Valuation Allowance
For the years ended November 30, 1997 and 1996, the Park View mortgage loan investment along with related interest receivable and valuation allowance are carried at the discounted payoff amount, $5,650,000. The Partnership recorded a loss provision for the year ended November 30, 1996 of $450,000 to reduce the net carrying amount of the mortgage loan investment to the discount payoff amount of $5,650,000 ($5,200,650 of principal and $449,350 of interest receivable).

For the years ended November 30, 1997 and 1996, the Oaktree mortgage loan investment, along with related interest receivable and valuation allowance are carried at $0 and $4,475,250, respectively. For the year ended November 30, 1996, as a result of the increase in the fair value of Oaktree Village, as determined by an independent appraiser, the Partnership recorded a $550,000 recovery of the valuation allowance.

Effective December 1, 1996, the mortgage loan investments were placed on a non-accrual status, whereby the accrual of interest was discontinued. During fiscal 1997, interest income on the mortgage loan investments of $727,353 was not accrued.

The following summarizes the (recovery) provision for valuation allowance for the fiscal years ending November 30, 1997, 1996 and 1995:

                                           1997            1996            1995
-------------------------------------------------------------------------------
Balance - beginning of period        $2,145,176      $2,245,176      $1,945,176
Provision for interest income                 _         450,000         300,000
Recovery of valuation allowance               _        (550,000)              _
Charge-off related to Oaktree
 Village foreclosure                   (745,286)              _               _
Balance - end of period              $1,399,890      $2,145,176      $2,245,176
-------------------------------------------------------------------------------

6.  Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the fair values be disclosed for the Partnership's financial instruments. The carrying amount of cash and cash equivalents, distributions payable, accounts payable and accrued expenses, due to general partners and affiliates and security deposits are reasonable estimates of other fair values due to the short-term nature of those instruments.

The combined carrying amount of the mortgage loan investment and the interest receivable-deferred, net of valuation allowance is equal to the fair value of the Park View Village property, which collateralizes the loan, as determined by an independent property appraisal firm.


7. Transactions with Related Parties
The following is a summary of fees earned and reimbursable expenses to the General Partners and affiliates for the years ended November 30, 1997, 1996 and 1995, and the unpaid portion at November 30, 1997:

                                        Earned and
                                         Unpaid at
                                       November 30,             Earned
                                           1997        1997      1996      1995
RPI Real Estate Inc. and affiliates:

Out-of-pocket expenses                  $ 4,339     $ 2,067    $3,520   $ 1,331

ConAm and affiliates:

Property operating salaries                   _     221,468   240,930   249,649

Property management fees                      _     115,451   128,970   121,781

   Total                                $ 4,339    $338,986  $373,420  $372,761

Total mortgage interest income consisted of $822,452 in 1996 and 1995, earned from mortgages to Southridge. No mortgage interest income was accrued in 1997. See further discussion in Note 5.

8. Reconciliation of Financial Statement and Tax Information
The following is a reconciliation of the net income for financial statement purposes to net income for federal income tax purposes for the years ended November 30, 1997, 1996 and 1995:

                                                1997         1996         1995
------------------------------------------------------------------------------
Net income per financial statements      $ 7,222,388  $ 1,697,893  $ 1,188,552
Depreciation deducted for tax purposes
 (in excess of) less than depreciation
  expense per financial statements          (214,088)       4,040        4,691
Gain on sale of Bryn Athyn and Chaparosa
  Apartments per financial statements in
  excess of gain for tax purposes           (218,940)           _            _
Loss on foreclosure on Oaktree Village
  Apartments for tax purposes in excess
  of loss per financial statements          (149,472)           _            _
(Recovery) provision for loan losses not
  deductible for tax purposes                      _     (100,000)     300,000
Loan modification fees, recognized
  when received for tax purposes              (8,897)     (20,524)     (20,524)
                                         -------------------------------------
     Taxable net income (unaudited)      $ 6,630,991  $ 1,581,409  $ 1,472,719
------------------------------------------------------------------------------

The following is a reconciliation of partners' capital for financial statement purposes to partners' capital for federal income tax purposes as of November 30, 1997, 1996 and 1995:

                                               1997         1996        1995
---------------------------------------------------------------------------------
Partners' capital per financial statements  $12,228,368  $20,590,819  $20,924,294
Adjustment for cumulative difference
  between tax basis net income and net
  income per financial statements             6,561,710    7,163,107    7,279,591
                                            -------------------------------------
Partners' capital per tax
  return (unaudited)                        $18,790,078  $27,753,926  $28,203,885
---------------------------------------------------------------------------------

At November 30, 1997, the tax basis of the Partnership's assets was $19,265,951, and the tax basis of the Partnership's liabilities was $475,873.

9. Distributions Paid
Distributions, per the statements of partners' capital, are recorded on the accrual basis, which recognize specific record dates for payments within each fiscal year. The statements of cash flows recognize actual cash distributions paid during the fiscal year. The following table discloses the annual differences as presented in the financial statements:

            Distributions                                        Distributions
               Payable         Distributions    Distributions       Payable
           Beginning of Year      Declared          Paid          November 30,
-------------------------------------------------------------------------------
1997         $ 507,842          $15,584,839     $15,838,760        $ 253,921
1996           507,842            2,031,368       2,031,368          507,842
1995           507,842            2,031,368       2,031,368          507,842
-------------------------------------------------------------------------------

                         Independent Auditors' Report



The General Partner
ConAm Realty Pension Investors:


We have audited the accompanying balance sheet of ConAm Realty Pension Investors (a New York limited partnership) (formerly Hutton/ConAm Realty Pension Investors) as of November 30, 1997, and the related statements of operations, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of ConAm Realty Pension Investors as of November 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP


San Diego, California
February 20, 1998

                   Report of Former Independent Accountants


To the Partners of
ConAm Realty Pension Investors.:

We have audited the balance sheet of ConAm Realty Pension Investors (formerly Hutton/ConAm Realty Pension Investors), a New York limited partnership as of November 30, 1996 and the related statements of operations, partners' capital and cash flows for each of the two years in the period ended November 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConAm Realty Pension Investors, a New York limited partnership, as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the two years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Partnership adopted the provisions of Statements of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", in 1996.

COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
February 14, 1997

                              Net Asset Valuation


Comparison of Acquisition Costs to Appraised Value and Determination of Net Asset Value Per Unit at November 30, 1997 (Unaudited)

                                                              Partnership's
                                                                   Share of
                                                                November 30,
                                                             1997 Appraised
Property                            Date of Acquisition               Value (2)
---------------------------------------------------------------------------
Oaktree Village                           9-19-97                 6,000,000 (1)

Mortgage Loan Investment:
  Park View Village                                               5,200,650 (3)
                                                                 ----------
                                                                 11,200,650
Cash and cash equivalents                                         1,029,577
Interest receivable, net of valuation allowance                     449,350 (3)
Other assets                                                         53,504
                                                                 ----------
                                                                 12,733,081
Less:
  Total liabilities net of deferred income
  on loan and modification fees of $896                            (475,873)
                                                                 ----------
Partnership Net Asset Value (2)                                  12,257,208
                                                                 ----------
Net Asset Value Allocated:
  Limited Partners                                               12,068,580
  General Partners                                                  188,628
                                                                 ----------
                                                                 12,257,208

Net Asset Value Per Unit                                         ----------
  (96,490 units outstanding)                                        $125.08
---------------------------------------------------------------------------

(1) This represents the November 30, 1997 Appraised Value which was determined by an independent property appraisal firm.

(2) The Partnership Net Asset Value assumes a hypothetical sale or refinancing of the property underlying the Partnership's first mortgage loan investment, and the subsequent repayment of these loans by the respective borrowers, and a hypothetical sale of the Oaktree Apartments based upon its value as a rental property as determined by an independent property appraisal firm, and the distribution of the proceeds of such sale, combined with the Partnership's cash after liquidation of the Partnership's liabilities, to the Partners.

(3) The mortgage loan investment of Park View Village and interest receivable, net of valuation allowance, is carried at the Discount Payoff Amount of $5,650,000, which is less than the appraised value of the underlying property at November 30, 1997.

Limited Partners should note that appraisals are only estimates of current value and actual values realizable upon sale may be significantly different.
A significant factor in establishing an appraised value is the actual selling price for properties which the appraiser believes are comparable. In addition, the appraised value does not reflect the actual costs which would be incurred in selling the properties. As a result of these factors and the illiquid nature of an investment in Units of the Partnership, the variation between the appraised value of the Partnership's properties and the price at which Units of the Partnership could be sold is likely to be significant. Fiduciaries of Limited Partners which are subject to ERISA or other provisions of law requiring valuations of Units should consider all relevant factors, including, but not limited to Net Asset Value per Unit, in determining the fair market value of the investment in the Partnership for such purposes.

Schedule III - Real Estate and Accumulated Depreciation
November 30, 1997

Residential Property:                                         Oaktree Village
Property Owned:                                                    Apartments
-----------------------------------------------------------------------------
Location                                                     Jacksonville, FL
Construction date                                                    09-28-84
Acquisition date                                                     09-19-97
Life on which depreciation
in latest income statements
is computed                                                          25 years
Encumbrances                                                                _
Initial cost to Partnership:
     Land                                                          $1,200,000
     Buildings and
     Improvements                                                  $4,800,000
Costs capitalized
subsequent to acquisition:
     Land, buildings
     and improvements                                              $        _

Gross amount at which
carried at close of period:
     Land                                                          $1,200,000
     Buildings and
     Improvements                                                   4,800,000
                                                                   ----------
                                                                    6,000,000

Accumulated depreciation                                           $  (27,943)
-----------------------------------------------------------------------------

(1) Represents aggregate cost for both financial reporting and Federal income tax purposes.
(2) The amount of accumulated depreciation for Federal income tax purposes is $36,364.

A reconciliation of the carrying amount of real estate and accumulated depreciation for the years ended November 30, 1997, 1996, and 1995 follows:

                                              1997         1996         1995
----------------------------------------------------------------------------
Investments in Real Estate:
Beginning of period                    $10,509,852  $10,450,002  $10,450,002
Additions                                6,000,000       59,850            _
Disposals                              (10,509,852)           _            _
----------------------------------------------------------------------------
End of period                           $6,000,000  $10,509,852  $10,450,002
----------------------------------------------------------------------------

Accumulated depreciation:
Beginning of period                     $2,261,584   $1,906,839   $1,536,168
Additions                                   70,139      354,745      370,671
Dispositions                            (2,303,780)           _            _
----------------------------------------------------------------------------
End of period                              $27,943   $2,261,584   $1,906,839
----------------------------------------------------------------------------

                         Independent Auditors' Report


The General Partner
ConAm Realty Pension Investors:


Under date of February 20, 1998, we reported on the balance sheet of ConAm Realty Pension Investors (a New York limited partnership) (formerly Hutton/ConAm Realty Pension Investors) as of November 30, 1997, and the related statements of operations, partners' capital, and cash flows for the year then ended, as contained in the 1997 annual report to Unitholders. These financial statements and our report thereon are incorporated by reference in the 1997 annual report on Form 10-K. In connection with our audit of the aforementioned financial statements, we also have audited the related financial statement schedule. This financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                           KPMG Peat Marwick LLP


San Diego, California
February 20, 1998

                   Report of Former Independent Accountants




Our report on the financial statements of ConAm Realty Pension Investors (formerly Hutton/ConAm Realty Pension Investors), a New York Limited Partnership, has been incorporated by reference in this Form 10-K from the Annual Report to Unitholders of ConAm Realty Pension Investors for the year ended November 30, 1996. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
February 14, 1997

                                                                        Annex II

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 10-Q

(MARK ONE)

     X    Quarterly Report Pursuant to Section 13 or 15(d) of the Securities
   -----  Exchange Act of 1934
                 FOR THE QUARTERLY PERIOD ENDED AUGUST 31, 1998

or

   ----- Transition Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

                  For the transition period from ____ to ____

                         COMMISSION FILE NUMBER: 0-13330

                         CONAM REALTY PENSION INVESTORS
                         ------------------------------
              EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER

          New York                                                11-2673854
          --------                                                ----------
STATE OR OTHER JURISDICTION OF                I.R.S. EMPLOYER IDENTIFICATION NO.
INCORPORATION OR ORGANIZATION

1764 San Diego Avenue
San Diego, CA  92110  Attn. Robert J. Svatos                      92110-1906
- --------------------------------------                             ----------
ADDRESS OF PRINCIPAL EXECUTIVE OFFICES                               ZIP CODE

                                 (619) 297-6771
                                 --------------
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes  X   No
                                       -----    -----

CONAM REALTY PENSION INVESTORS

BALANCE SHEETS                                                  AT AUGUST 31,          AT NOVEMBER 30,
                                                                         1998                     1997
- -------------------------------------------------------------------------------------------------------
ASSETS
Investments in real estate:
    Properties:
       Land                                                         $  1,200,000           $  1,200,000
       Buildings and improvements                                      4,816,989              4,800,000
                                                                    -----------------------------------
                                                                       6,016,989              6,000,000
       Less accumulated depreciation                                    (172,283)               (27,943)
                                                                    -----------------------------------
                                                                       5,844,706              5,972,057
    Mortgage loan investment                                                   -              5,200,650
                                                                    -----------------------------------
                                                                       5,844,706             11,172,707
Cash and cash equivalents                                                779,436              1,029,577
Interest receivable - deferred, net of valuation allowance
    of $1,399,890 in 1997                                                      -                449,350
Other assets                                                             295,326                 53,504
- -------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                 $  6,919,468           $ 12,705,138
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
    Distribution payable                                            $          -           $    253,921
    Accounts payable and accrued expenses                                161,080                183,988
    Due to general partner and affiliates                                  4,826                  4,339
    Deferred income - loan modification fees                                   -                    897
    Security deposits                                                     27,584                 33,625
                                                                    -----------------------------------
       Total Liabilities                                                 193,490                476,770
                                                                    -----------------------------------
Partners' Capital:
    General Partner                                                      132,102                186,621
    Limited Partners (96,490 Units outstanding)                        6,593,876             12,041,747
                                                                    -----------------------------------
       Total Partners' Capital                                         6,725,978             12,228,368
- -------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND PARTNERS' CAPITAL                      $  6,919,468           $ 12,705,138
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS.

STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                           AUGUST 31,                            AUGUST 31,
                                                  1998                 1997               1998               1997
- ---------------------------------------------------------------------------------------------------------------------
INCOME
Rental                                        $  282,583           $  572,813          $  833,016          $1,920,909
Mortgage interest                                      -              205,613             133,525             616,839
Interest and other income                              -               41,237              20,759              78,419
Loan modification fees                                 -                5,181              13,898              15,443
                                              -----------------------------------------------------------------------
       Total Income                              282,583              824,844           1,001,198           2,631,610
- ---------------------------------------------------------------------------------------------------------------------
EXPENSES
Property operating                               211,738              338,487             502,303           1,006,607
Provision for losses                                   -              205,613                   -             616,839
Depreciation                                      48,170                    -             144,340              42,196
General and administrative                        48,617               47,765             153,453             173,733
                                              -----------------------------------------------------------------------
       Total Expenses                            308,525              591,865             800,096           1,839,375
- ---------------------------------------------------------------------------------------------------------------------
       Income (Loss) from operations             (25,942)             232,979             201,102             792,235
Gain on sale of property                               -            1,718,692                   -           1,718,692
- ---------------------------------------------------------------------------------------------------------------------
       NET INCOME (LOSS)                      $  (25,942)          $1,951,671          $  201,102          $2,510,927
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) ALLOCATED:
       To the General Partner                 $     (259)          $   29,674          $    2,011          $   55,580
       To the Limited Partners                   (25,683)           1,921,997             199,091           2,455,347
- ---------------------------------------------------------------------------------------------------------------------
       NET INCOME (LOSS)                      $  (25,942)          $1,951,671          $  201,102          $2,510,927
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
PER LIMITED PARTNERSHIP UNIT
    (96,490 UNITS OUTSTANDING)                $    (0.27)          $    19.92          $     2.06          $    25.45
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------


STATEMENT OF PARTNERS' CAPITAL

FOR THE NINE MONTHS ENDED AUGUST 31, 1998

                                                              GENERAL                 LIMITED
                                                              PARTNER                PARTNERS                    TOTAL
- ----------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 30, 1997                                $ 186,621            $ 12,041,747             $ 12,228,368
Net income                                                      2,011                 199,091                  201,102
Distributions                                                 (56,530)             (5,646,962)              (5,703,492)
- ----------------------------------------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 1998                                  $ 132,102             $ 6,593,876              $ 6,725,978
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS.

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED AUGUST 31, 1998                            1998                  1997
- --------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $   201,102           $ 2,510,927
Adjustments to reconcile net income to net cash
provided by operating activities:
    Provision for losses                                                   -               616,839
    Depreciation                                                     144,340                42,196
    Gain on sale of property                                               -            (1,718,692)
    Increase (decrease) in cash arising from changes in
    operating assets and liabilities:
       Interest receivable - deferred, net                           449,350              (616,839)
       Other assets                                                 (241,822)               (3,677)
       Accounts payable and accrued expenses                         (22,908)             (139,681)
       Due to general partner and affiliates                             487                   (40)
       Deferred income - loan modification fees                         (897)              (15,394)
       Security deposits                                              (6,041)              (44,030)
                                                                 ---------------------------------
Net cash provided by operating activities                            523,611               631,609
- --------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of property                                         -             5,689,996
Additions to buildings and improvements                              (16,989)                    -
Collection of mortgage loan receivable                             5,200,650                     -
                                                                 ---------------------------------
Net cash provided by investing activities                          5,183,661             5,689,996
- --------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES-
Distributions                                                     (5,957,413)           (1,015,684)
- --------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                           (250,141)            5,305,921
Cash and cash equivalents, beginning of period                     1,029,577             1,818,059
- --------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                         $   779,436           $ 7,123,980
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS.

NOTES TO THE FINANCIAL STATEMENTS

The unaudited interim financial statements should be read in conjunction with the Partnership's 1997 Annual Report.

The unaudited interim financial statements include all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of financial position as of August 31, 1998 and the results of operations for the three and nine months ended August 31, 1998 and 1997, cash flows for the nine months ended August 31, 1998 and 1997, and the statement of partners' capital for the nine months ended August 31, 1998. Results of operations for the periods are not necessarily indicative of the results to be expected for the full year.

The following significant events have occurred subsequent to fiscal year 1997, which require disclosure in this interim report per Regulation S-X, Rule 10-01, Paragraph (a) (5).

On March 19, 1998 ConAm Realty Pension Investors received $5,673,011 as final payment in full of its mortgage loan and interest receivable, from Southridge Partners I, a New York limited partnership. This payment included all principal ($5,200,650) and interest ($472,361) due in accordance with the loan modification agreement.

On March 19, 1998, the general partner declared a special cash distribution of $58.00 per Unit regarding the proceeds received from the repayment of the above mentioned mortgage loan investment. The distribution was paid on March 27, 1998.

 PART I, ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

At August 31, 1998, the Partnership had cash and cash equivalents of $779,436 which were invested in money market funds, compared with $1,029,577 at November 30, 1997. The decrease in cash and cash equivalents reflects cash distributions to partners exceeding cash provided by operating and investing activities during the first three quarters of fiscal 1998. The increase in other assets is primarily attributable to amounts due from the state of North Carolina regarding an overpayment of non-resident withholdings and to an increase in a deposit required by the Internal Revenue Service. The Partnership expects sufficient cash to be generated from operations to meet its current operating expenses.

On March 19, 1998, the General Partner declared a special cash distribution of the net proceeds received from the collection of the mortgage loan and interest receivable from Southridge Partners I. The distribution was $58.00 per Unit and was paid on March 27, 1998. The General Partner has suspended distributions this quarter to make significant capital improvements and increase reserves. The General Partner will determine the amount of future quarterly distributions based on the Partnership's available cash flow and future cash needs.

RESULTS OF OPERATIONS

Partnership operations for the three and nine months ended August 31, 1998 generated net loss of ($25,942) and net income of $201,102 respectively, compared with net income of $1,951,671 and $2,510,927, respectively, for the corresponding periods in fiscal 1997. The decrease for the three month period is primarily attributable to a non-recurring gain on sale of the Chaparosa Apartments recognized in August, 1997. The decrease for the nine month period is primarily attributable to reduced rental income resulting from the sales of two properties, Bryn Athyn and Chaparosa Apartments, in September, 1997 and August, 1997, respectively, partially offset by a reduction in property operating expenses.

Rental income totaled $282,583 and $ 833,016 for the three and nine months ended August 31, 1998 compared with $572,813 and $1,920,909 for the corresponding periods in fiscal 1997. The decrease for the three and nine-months periods is due to the net effect of the sale of Bryn Athyn and Chaparosa Apartments, offset by the acquisition through a deed in lieu of foreclosure of Oaktree Village Apartments in September, 1997.

Mortgage interest income totaled $0 and $133,525 for the three and nine months ended August 31, 1998 compared with $0 and $0, net of provision for losses of $205,613 and $616,839, for the corresponding periods in fiscal 1997. The increase is attributable to the collection of interest income earned and of the Partnership's mortgage loan investment during the six months ended May 31, 1998.

Property operating expenses for the three and nine months ended August 31, 1998 totaled $211,738 and $502,303 compared with $338,487 and $1,006,607 for the corresponding periods in fiscal 1997. The decrease is attributable to the net effect resulting from the sales of Bryn Athyn and Chaparosa Apartments, and the acquisition through a deed in lieu of foreclosure of Oaktree Village Apartments.

During the first nine months of fiscal 1998 and 1997, average occupancy levels at the Partnership's properties and at the properties securing the Partnership's loans were as follows:

          Investments in Real Estate                          1998          1997
          --------------------------                          ----          ----
          Oaktree Village Apartments                           95%            -
          Bryn Athyn Apartments                                 -            97%
          Chaparosa Apartments                                  -            97%

 PART II       OTHER INFORMATION

ITEMS 1-5      Not applicable

ITEMS 6        Exhibits and reports on Form 8-K

               (a) Exhibits -

                        (27) Financial Data Schedule

               (b) Reports on Form 8-K

               On April 6, 1998, ConAm Realty Pension Investors filed a Form 8-K regarding the collection of $5,673,011 on March 19, 1998 as final payment in full of its mortgage loan and interest receivable, from Southridge Partners I, a New York limited partnership. This payment included all principal ($5,200,650) and interest ($472,361) due in accordance with the loan modification agreement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CONAM PROPERTY SERVICES III, LTD.
                              General Partner of ConAm Realty Pension Investors

                              BY:   CONTINENTAL AMERICAN DEVELOPMENT, INC.
                                    GENERAL PARTNER

Date:  October 13, 1998                BY:/s/ DANIEL J. EPSTEIN
                                              -----------------
                                       Daniel J. Epstein
                                       Director, President, and Principal
                                       Executive Officer

Date:  October 13, 1998                BY:/s/ ROBERT J. SVATOS
                                              ----------------
                                       Robert J. Svatos
                                       Vice President and Director